Execution Version

Term Loan Credit Agreement
Dated as of
August 3, 2022
among
8x8, Inc.,
as Borrower,
Fuze, INC. and 8x8 International Holding Co.,
as Guarantors

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent,
and

The Lenders Party Hereto

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TABLE OF CONTENTS
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v

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ANNEXES, EXHIBITS AND SCHEDULES
Annex I    Maximum Credit Amount
Exhibit A    Form of Note
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Assignment and Assumption
Exhibit E-1    Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit E-2    Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit E-3    Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit E-4    Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit F    Form of Joinder Agreement

Schedule 7.20    Subsidiaries
Schedule 9.02    Existing Debt
Schedule 9.03    Existing Liens
Schedule 9.05    Existing Investments

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TERM LOAN CREDIT AGREEMENT
This Term Loan Credit Agreement, dated as of August 3, 2022, is among 8x8, Inc., a Delaware corporation (the “Borrower”), Fuze, Inc., a Delaware corporation (“Fuze”), 8x8 International Holding Co., a Delaware corporation (“International Holding”, and together with Fuze, the initial “Guarantors”) each of the Lenders from time to time party hereto, and Wilmington Savings Fund Society, FSB, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).
R E C I T A L S
A.Immediately prior to the Effective Date, $500.0 million aggregate principal amount of the Borrower’s 0.50% convertible senior notes due 2024 (the “2024 Notes”) are outstanding under that certain indenture dated as of February 19, 2019, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee.

B.The Borrower has requested the Lenders to provide a $250.0 million term loan facility (the “Term Loan Facility”) on the terms and conditions set forth herein, the proceeds of which shall be used to refinance the 2024 Notes in part and to fund the working capital needs and other general corporate purposes of the Borrower.

C.The Lenders have agreed to provide the Term Loan Facility on the terms and conditions set forth herein.

D.In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2024 Notes” has the meaning assigned to such term in the recitals to this Agreement.
“Account Control Agreement” means an agreement that grants the Administrative Agent “control” as defined in the UCC in effect in the applicable jurisdiction over the applicable Deposit Account, Commodity Account or Securities Account, in form and substance reasonably acceptable to the Majority Lenders and to the Administrative Agent, in respect of its rights and duties.
“Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder. Any reference to a specific provision in the Act shall include any successor provision thereto.
“Adjusted Cash EBITDA” means, with respect to the Borrower and the Consolidated Subsidiaries for any period, an amount equal to, without duplication:
(a)     Income/Loss From Operations of the Borrower and the Consolidated Subsidiaries for such period; plus
(b)     to the extent deducted in the calculation of Income/Loss From Operations for such period, the sum of (i) depreciation, (ii) amortization of intangible assets, and (iii) stock-based compensation expense; plus
(c)     the sum of (i) amortization of capitalized internal-use software costs for such period and (ii) amortization of deferred sales commission costs for such period; plus

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(d)    solely to the extent such amount appears as a reduction on the consolidated statement of cash flows of the Borrower and adding back such amounts would reduce the calculation of Adjusted Cash EBITDA for such period, the sum of (i) deferred sales commission costs for such period and (ii) capitalized internal-use software costs for such period; plus
(e)    all unusual, infrequent and/or non-recurring losses for such period (calculated net of all unusual, infrequent and/or non-recurring gains for such period) (including, without limitation, any acquisition and integration costs, legal and regulatory costs and severance, transition and contract termination costs) in an aggregate amount not to exceed the greater of $15.0 million and 15% of Adjusted Cash EBITDA for such period (after giving effect to any add-back under this clause (e)); plus
(f)    other expenses, losses and charges agreed to in writing (with e-email being sufficient) by the Majority Lenders.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” has the meaning given in the introductory paragraph.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent or such other form as may be reasonably acceptable to the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Affiliated” shall have a correlative meaning. Neither the Administrative Agent nor any Lender shall be, or deemed to be, an Affiliate of the Borrower.
“Agent Parties” has the meaning given to such term in Section 12.16.
“Agents” means, collectively, the Administrative Agent and any other agent appointed hereunder from time to time, and “Agent” shall mean any of them, as the context requires.
“Agreement” means this Term Loan Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.
“Anti-Corruption Laws” means the FCPA and the U.K. Bribery Act 2010 and all Governmental Requirements of any jurisdiction applicable to any Credit Party or any of their Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means Executive Order No. 13224 (effective September 24, 2001), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act (31 U.S.C. §§5311-5332)), the laws administered by OFAC, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000 and all Governmental Requirements related to terrorist financing or anti-money laundering, including know-your-customer and financial recordkeeping and reporting requirements.
“Applicable Margin” means a percentage per annum equal to 6.50%.

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“Applicable Premium” has the meaning assigned to such term in Section 3.03(c).
“Applicable Premium Triggering Event” means (A) any voluntary prepayment of Loans pursuant to Section 3.03 or otherwise, (B) any mandatory prepayment of Loans pursuant to Section 3.03(b)(i), (C) any mandatory assignment of Loans pursuant to Section 5.04(b), and/or (D) an acceleration of Loans (after an Event of Default, by operation of law or otherwise).
“Applicable Rate” means at all times other than during a Benchmark Unavailability Period, Adjusted Term SOFR, and during a Benchmark Unavailability Period, the Base Rate.
“Approved Fund” means with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit in the ordinary course of its business, any other fund that invests in bank loans and similar extensions of credit in the ordinary course of its business and is managed by or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Asset Disposition” means the sale, conveyance, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof to another Person that is not a Credit Party and/or any issuance of Equity Interests by any Subsidiary to any Person that is not a Credit Party; provided that an issuance of Equity Interests by the Borrower shall not be an Asset Disposition.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent in its reasonable discretion.
“Available Liquidity” means, at any time, all Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and its Subsidiaries at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.05.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

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“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.05.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)     in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged primarily in making, purchasing, holding or otherwise

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investing in loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor of the Borrower or any Subsidiary, or the management, control or operation thereof, directly or indirectly, possesses the power to direct the investment policies of such fund, vehicle or entity.
“Borrower” has the meaning given in the introductory paragraph.
“Borrower Board” means the board of directors, board of managers or comparable authority of the Borrower.
“Borrowing” means any Loans.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Wilmington, Delaware are authorized or required by law to remain closed; provided, that for purposes of determining the rate of interest applicable to any Loan the reference rate for which utilizes Term SOFR and for any notice periods related to the borrowing or continuation of, or the conversion into, a SOFR Loan, “Business Day” shall exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Leases” means, in respect of any Person, subject to Section 1.03, all leases that shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Cash Equivalents” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least “investment grade” by S&P or “investment grade” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year or less from the date of acquisition; (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (e) money market, mutual or similar funds that invest in assets that constitute at least ninety-five percent (95.0%) of the type of assets satisfying the requirements of clauses (a) through (d) of this definition; (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $250,000,000; (g) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clauses (a) through (d) above and entered into with a financial institution satisfying the criteria described in clause (b) above; (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary of the Borrower organized in such jurisdiction; and (i) any other investments described in the Borrower Board approved investment policy as of October 1, 2020.
“Change in Control” means an event or series of events by which

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(a)     (1) any Person or (2) Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower, provided, that, notwithstanding the foregoing, a Person shall not be deemed to have “beneficial ownership” of Equity Interests subject to a stock purchase agreement merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; or
(b)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Borrower and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act).
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign leverage regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.
“Claims” has the meaning assigned to such term in Section 12.23(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute (in each case, except as otherwise provided herein).
“Collateral” means any Property owned by the Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms of the Security Instruments; provided that, notwithstanding anything to the contrary in the Loan Documents, Collateral shall not include any Excluded Property.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder. The amount of each Lender’s Effective Date Commitment is set forth on Annex I.
“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.
“Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form attached as Exhibit C.
“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters)

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that the Administrative Agent decides (with the consent of Borrower, not to be unreasonably withheld or delayed) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (with the consent of Borrower, not to be unreasonably withheld or delayed) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to Control such other Person if there is no other Person that owns directly or indirectly a greater percentage of such Equity Interests. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Notes” means debt securities, the terms of which provide for conversion into, or exchange for, common stock (other than Disqualified Capital Stock) of the Borrower, cash in lieu thereof and/or a combination of common stock (other than Disqualified Capital Stock) of the Borrower and cash in lieu thereof.
“Copyrights” means all right, title and interest in and to all copyrights, whether registered or unregistered, held pursuant to the laws of the United States or of any other country, all continuations, renewals or extensions thereof, and all registrations and recordings thereof and all applications in connection therewith.
“Credit Parties” means, collectively, the Borrower and any Guarantor, and “Credit Party” means any one of the foregoing.
“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except for (i) earn-out obligations until such obligation is reflected on the balance sheet of such Person in accordance with GAAP, (ii) accruals for employee compensation accrued in the ordinary course of business and (iii) trade accounts payable in the ordinary course of business, provided such accounts are no more than 75 days past due; (d) the principal component of all obligations under Capital Leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person to the extent of the lesser of the amount of such Debt and the orderly liquidation value of such Property; (f) all Guarantees by such Person of Debt (as defined in the other clauses of this definition) of others; (g)  Disqualified Capital Stock; and (h) net obligations of such Person under any Swap Agreement. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For the avoidance of doubt, “Debt” shall not include the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations

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would be required to be classified and accounted for as an operating lease under GAAP (subject to Section 1.03 hereof).
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s, as applicable, receipt of such certification in form and substance satisfactory to it, or (d) has become, or is a subsidiary of a Person that has become, the subject of a bankruptcy or insolvency proceeding or a Bail-In Action.
“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.
“Disqualified Capital Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) and cash in lieu of fractional shares of such Equity Interests, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Debt or (c) is redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) and cash in lieu of fractional shares of such Equity Interests at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, or (d) provides for the scheduled payment of dividends in cash, in each case of the foregoing clauses (a) through (d), on or prior to the date that is ninety-one (91) days after the earlier of (i) the Maturity Date and (ii) the date on which there are no Loans or other Secured Obligations hereunder outstanding and all of the Commitments are terminated; provided that if such Equity Interests are issued to any employee or pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Capital Stock, such Equity Interests shall not be deemed to be Disqualified Capital Stock.
“Disqualified Institution” means (a) any Person that is (directly or through a controlled subsidiary) a competitor of the Borrower or the Subsidiaries and that was separately identified in writing by the Borrower to the Administrative Agent, or (b) any Affiliate of any Person identified in clause (a)

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(other than any Affiliate that is a Bona Fide Debt Fund) that (i) was identified in writing by the Borrower to the Administrative Agent or (ii) is clearly identifiable as an Affiliate on the basis of the similarity of its name to the name of such Person identified in clause (a); provided that (x) no designation of any Person as a Disqualified Institution shall apply retroactively to disqualify any Persons that have previously acquired an interest in Loans or Commitments and (y) any such designation shall only become effective three Business Days after delivery thereof to the Administrative Agent.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia; provided that no Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Effective Date Commitment” means, as of the Effective Date, an aggregate principal amount of two hundred fifty million dollars ($250,000,000). The amount of each Lender’s Effective Date Commitment is set forth on Annex I.
“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, an obligation to conduct a cleanup or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Credit Party is conducting or at any time has conducted business, or where any Property of any Credit Party is located, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The terms “hazardous substance” and “release” (or “threatened release”) shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA); provided, however, that (a) in the event either CERCLA, or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Credit Party is located establish a meaning for

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“hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary is treated as a “single employer” within the meaning of or under section 4001 of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code or is under “common control” with the Borrower or any Subsidiary within the meaning of or under Section 4001 of ERISA or Section 414 of the Code.
“ERISA Event” means (a) a “Reportable Event” with respect to a Plan other than a Multiemployer Plan as described in section 4043 of ERISA, other than an event as to which the provision of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA for which such entity has, or could reasonably be expected to have, liability, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 or 4041A of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA with respect to a Multiemployer Plan or (f) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Exchange Transaction” means (i) the exchange of 2024 Notes in consideration for Permitted Convertible Notes and cash and (ii) the repurchase of up to $61,000,000 of the Borrower’s Equity Interests from purchasers of any Permitted Convertible Notes in connection with the establishing of a hedge position by such purchaser or a financial intermediary with respect to such Permitted Convertible Notes.
“Exchanged Notes” means any Convertible Notes that are issued by the Borrower, in one or more transactions, in exchange for any 2024 Notes; provided that (a) such Convertible Notes shall not have a final stated maturity earlier than ninety-one (91) days after the Maturity Date and shall not require any scheduled payment of principal earlier than the date that is ninety-one (91) days after the Maturity Date (it being understood that a repayment of principal in connection with a customary “fundamental change” holder put right shall not constitute a “scheduled payment of principal” for the purposes of this clause (a)), (b) such Convertible Notes are unsecured, (c) such Convertible Notes shall not be guaranteed by or otherwise recourse to any Person other than the Credit Parties, (d) such Convertible Notes do not include cross-defaults to the Loans (but may include cross-acceleration) and (e) the covenants and events of default applicable to such Convertible Notes shall not be more restrictive, taken as a whole, to the Borrower than the covenants and events of default contained in this Agreement (it being understood that customary provisions with respect to a “fundamental change” or any other provision that is customary with respect to convertible notes shall not be considered, for the purposes of this clause (e), to be more restrictive to the Borrower than the covenants and events of default contained in this Agreement).
“Excluded Account” means (a) any Deposit Account, Commodity Account or Securities Account so long as the balance in such Account does not exceed $1,000,000 at any time and the aggregate balance

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of all such Deposit Accounts, Commodity Accounts and Securities Accounts that constitute “Excluded Accounts” does not at any time exceed $2,000,000 and (b) any Deposit Account or Securities Account that is solely used for (i) payroll, payroll taxes and other employee wage and benefit accounts, (ii) sales tax accounts, (iii) bona fide escrow accounts for the benefit of Persons that are not Affiliates of the Borrower in connection with transactions not otherwise prohibited under any Loan Document and (iv) fiduciary or trust accounts for the benefit of Persons that are not Affiliates of the Borrower, and, in the case of clauses (a) through (b), the funds or other property held in or maintained in any such Deposit Account, Commodity Account or Securities Account.
“Excluded Equity Interests” means Equity Interests entitled to vote in any Foreign Subsidiary or FSHCO in excess of 65% of the issued and outstanding Equity Interests entitled to vote in such Foreign Subsidiary or FSHCO.
“Excluded Property” means (i) (a) any leasehold interest in real property, (b) any fee owned real property with a fair market value of $5,000,000 or less (estimated in good faith by the Borrower); provided that the aggregate fair market value of any such fee owned real property constituting “Excluded Property” shall not exceed $10,000,000, and (c) any fee owned real property located outside of the United States, (ii) motor vehicles, aircrafts and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) (a) letter of credit rights, except the extent perfection can be accomplished by filing of a UCC financing statement and (b) commercial tort claims in an amount reasonably estimated by the Borrower to be less than $500,000, (iv) pledges and security interests prohibited by any applicable law, rule or regulation (including the requirement to obtain consent of any Governmental Authority) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (v) Equity Interests in any Person other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents without the consent of a third-party equity holder that is not an Affiliate of the Borrower after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (vi) any lease, permit, license or other agreement or any property subject to (a) a purchase money security interest or (b) Capital Lease obligations, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, permit, license or agreement, purchase money, Capital Lease obligations, or other arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (vii) those assets as to which the Majority Lenders and the Borrower reasonably agree that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security afforded thereby, (viii) Excluded Equity Interests, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted by the terms thereof after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (x) any U.S. trademark application filed on the basis of an intent-to-use such trademark prior to the filing with and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) Excluded Accounts, (xii) margin stock and (xiii) any property or interests in property blocked pursuant to any Sanctions; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

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“Excluded Subsidiary” means any of the following:
(a)any Domestic Subsidiary with respect to which the Majority Lenders and the Borrower reasonably agree that the cost (or material adverse Tax consequences) of providing a guarantee of or granting Liens to secure the Secured Obligations would be excessive in relation to the benefit to be afforded thereby (each such Subsidiary, an “Immaterial Subsidiary”);
(a)each non-Wholly-Owned Subsidiary that is a bona fide joint venture with one or more third parties that are not Affiliates of the Borrower to the extent such Subsidiary is not permitted to provide a guarantee of the Secured Obligations by the terms of such Person’s organizational or joint venture documents without the consent of a third-party equity holder that is not an Affiliate of the Borrower; and
(b)any Foreign Subsidiary.
As of the Effective Date, LeChat, Inc., Optoriot Asia Holdings, Inc. and 8x8 Romania Holdings LLC are Immaterial Subsidiaries.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent, any Lender or any other recipient or required to be withheld or deducted from payment to any of the foregoing, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Agent, Lender or other recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to any law that was in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 5.04), or (ii) such Lender designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office pursuant to Section 5.03, (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(f) and 5.03(g) and (d) any United States federal withholding Taxes imposed by FATCA.
“Export-Import Control Laws” means (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and all other applicable Governmental Requirements concerning or relating to export controls; and (b) import controls and customs laws, rules and regulations administered by U.S. Customs and Border Protection and any other applicable Governmental Requirements concerning or relating to import controls or customs laws.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

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“Fee Letter” means the fee letter, dated as of August 3, 2022, between the Borrower and the Administrative Agent.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Floor” means a rate of interest equal to 1.00%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Francisco” means FP Credit Partners, L.P. and its Affiliates.
“FSHCO” means any Subsidiary substantially all the assets of which consist of Equity Interests in (or Equity Interests in and debt obligations owed or treated as owed by) one or more Foreign Subsidiaries and/or one or more Subsidiaries otherwise described in this definition.
“Future Convertible Notes” means any Convertible Notes that are issued by the Borrower, in one or more transactions, in exchange for any Exchanged Notes; provided that (a) such Convertible Notes shall not have a final stated maturity earlier than ninety-one (91) days after the Maturity Date and shall not require any scheduled payment of principal earlier than the date that is ninety-one (91) days after the Maturity Date (it being understood that a repayment of principal in connection with a customary “fundamental change” holder put right shall not constitute a “scheduled payment of principal” for the purposes of this clause (a)), (b) such Convertible Notes are unsecured, (c) such Convertible Notes shall not be guaranteed by or otherwise recourse to any Person other than the Credit Parties, (d) such Convertible Notes do not include cross-defaults to the Loans (but may include cross-acceleration), and (e) the covenants and events of default applicable to such Convertible Notes shall not be more restrictive, taken as a whole, to the Borrower than the covenants and events of default contained in this Agreement (it being understood that customary provisions with respect to a “fundamental change” or any other provision that is customary with respect to convertible notes shall not be considered, for the purposes of this clause (e), to be more restrictive to the Borrower than the covenants and events of default contained in this Agreement).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Credit Party, any of their Properties, any Agent or any Lender.
“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

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“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other monetary obligation of the payment or performance of such Debt or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations or product warranties, including to the extent entered into in connection with any acquisition or disposition of assets not otherwise prohibited under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means each Domestic Subsidiary that guarantees the Secured Obligations pursuant to Section 8.12.
“Hazardous Materials” means any material, substance or waste which is regulated by, or for which liability or standards of conduct may be imposed under, Environmental Law, including any material, substance or waste which is defined as a "hazardous material," "hazardous substance," "hazardous waste," "solid waste," "pollutant or contaminant," "toxic substance," or "toxic waste" under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, radon, toxic mold, asbestos or asbestos-containing material, urea formaldehyde, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” has the meaning set forth in the definition of "Excluded Subsidiary".
“Income/Loss From Operations” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the income (or loss) from operations of the Borrower and the Consolidated Subsidiaries; provided that there shall be excluded from such income (or loss) from operations (to the extent otherwise included therein) the following: (a) the income (or loss) from operations of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the income (or loss) from operations of such other Person to be consolidated with the income (or loss) from operations of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; and (b) the income (but not loss) from operations during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any

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agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of the Borrower or any Guarantor under any Loan Document, other than Excluded Taxes. and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning assigned such term in Section 12.11.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Intellectual Property” means all rights, title and interest in intellectual property, including all Copyrights, Trademarks, Patents, and Trade Secrets and any registrations related thereto or applications in connection therewith and all reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing, together with rights to sue for past, present and future infringement, of such intellectual property and any goodwill associated therewith, whether arising under the laws of United States or any other country.
“Intellectual Property Security Agreement” means an intellectual property security agreement entered into between a Credit Party and the Administrative Agent pursuant to the terms of the Security Agreement in form and substance agreed to by the Majority Lenders, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Interest Payment Date” means with respect to any Loan, April 1, July 1, October 1 and January 1 of each fiscal year, commencing on October 1, 2022, provided that, if any Interest Payment Date is not a Business Day, the Interest Payment Date shall be the next Business Day following such original Interest Payment Date.
“Interest Period” means, with respect to any Loan (a) initially, the period commencing on the funding date of such Loan and ending one month thereafter, and (b) thereafter, each period commencing on the day following the last day of the preceding Interest Period applicable to such Loan and ending one month thereafter.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrower and its Subsidiaries’ operations and (b) not for speculative purposes.
“Investment” has the meaning assigned thereto in Section 9.05.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means (i) any mortgage, deed of trust, pledge, hypothecation, assignment as collateral, encumbrance, lien (statutory or otherwise) or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under a lease which is not a Capital Lease, and (ii) in the case of Equity Interests or other securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or other securities.
“Limited Condition Transaction” means any acquisition or any Investment that, in each case, is permitted under this Agreement and is not conditioned on the availability of, or on obtaining, third party

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financing; provided that if such transaction is not consummated within one hundred and eighty (180) days after the execution of the definitive agreement with respect thereto, such transaction shall no longer constitute a Limited Condition Transaction.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, each Account Control Agreement now or hereafter executed, the Security Instruments, the Warrant Agreement and all other certificates, agreements or instruments delivered in connection with this Agreement, as the foregoing may be amended, restated, amended and restated, supplemented or modified from time to time.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Make-Whole Amount” means, with respect to any Applicable Premium Triggering Event, at the time of computation thereof (the “Specified Date”), an amount equal to the excess, if any, of (i) the present value at such time of (x) the amount of interest that would have been payable on the principal amount of such Loans subject to such Applicable Premium Triggering Event at the applicable non-default rate (capitalizing outstanding interest therein on each Interest Payment Date for such Loans) if such principal amount had been outstanding from the date of such Applicable Premium Triggering Event to the first anniversary of the Effective Date plus (y) the prepayment price set forth in Section 3.03(c) applicable to the principal amount of such Loans subject to such Applicable Premium Triggering Event immediately following the first anniversary of the Effective Date, in each case, computed using a discount rate equal to the applicable Treasury Rate as of such Specified Date plus 0.50%, over (ii) the principal amount of such Loans subject to such Applicable Premium Triggering Event; provided that the Make-Whole Amount shall not be less than zero.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform any of their material obligations under the Loan Documents, (c) the validity or enforceability of any material Loan Document or (d) the ability of Administrative Agent, any other Agent or any Lender to enforce its rights and remedies under any Loan Document.
“Material Debt” means Debt (other than the Secured Obligations and intercompany Debt) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $12,500,000.
“Maturity Date” means August 3, 2027.
“Maximum Credit Amount” means, as to each Lender, its Effective Date Commitment, as set forth opposite its name on Annex I, as the same may be modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Collateral to secure payment of the Secured Obligations. All Mortgages shall be in form and substance reasonably satisfactory to the Majority Lenders.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

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“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds in cash received by, or on behalf of, any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred cash payment pursuant to, or by cash monetization of, a note receivable, cash payments received from time to time in respect of installment obligations, or otherwise, as and when received) less the sum of (in each case, excluding amounts paid or payable to Affiliates of the Borrower) (i) all income taxes, sales taxes, use taxes, transaction taxes and other taxes (including in respect of repatriation of funds) assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition or Insurance and Condemnation Event, the amount of such excess shall constitute Net Cash Proceeds), (ii) the direct costs, fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Debt that is incurred and outstanding pursuant to Section 9.02(e) that is secured by a Lien on the asset (or a portion thereof) that is the subject of such transaction or event, which Debt is required to be repaid in connection with such transaction or event, (iv) the amount of any reasonable reserve established in accordance with GAAP against any liability retained by the Borrower or any Subsidiary associated with the assets sold in connection with such Asset Disposition or subject to the Insurance and Condemnation Event (provided, that, to the extent and at the time any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds), and (v) in the case of any Asset Disposition or Insurance and Condemnation Event by a non-Wholly Owned Subsidiary, the ratable portion of the Net Cash Proceeds thereof (calculated without regard to this clause (a)(iv)) attributable to non-controlling interests and not available for distribution to, or for the account of, the Borrower or a Wholly-Owned Subsidiary and (v) with respect to an Insurance and Condemnation Event, (x) all money actually applied or reasonably expected to be applied within the time periods permitted by Section 3.03(b)(ii) to repair or reconstruct the damaged Property or Properties and (y) proceeds required to restore any portion of a real property asset under the terms of a lease or otherwise required to be paid over to a landlord under a lease and (b) with respect to any incurrence of Debt, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less (in each case, excluding amounts paid or payable to Affiliates of the Borrower) all taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental taxes imposed as a result of distributing (or a deemed distribution of) the relevant proceeds from any Subsidiary to the Borrower, as applicable).
“Notes” means the promissory notes of the Borrower described in Section 2.02(b) and being substantially in the form of Exhibit A, together with all amendments, restatements, amendments and restatements, modifications, supplements, replacements, extensions and rearrangements thereof.
“Notice of Prepayment Rejection” has the meaning set forth in Section 3.03(b)(iv) hereof.
“NYFRB” means the Federal Reserve Bank of New York.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Agent, any Lender or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

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“Participant” has the meaning set forth in Section 12.04(c).
“Participant Register” has the meaning set forth in Section 12.04(c).
“Patents” means all rights, title and interests in and to, pursuant to the laws of the United States or any other country all letters patent and all registrations, recordings and applications corresponding thereto, including all reissues, continuations, re-examinations, continuations-in-part or extensions thereof and all petty patents, divisionals, and patents of addition.
“Patriot Act” has the meaning set forth in Section 12.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Perfection Certificate” means that certain Perfection Certificate, dated as of the Effective Date, delivered by Borrower to the Administrative Agent and the Lenders.
“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.
“Permitted Acquisition” means the acquisition of all or substantially all of the capital stock or property of another Person so long as (which in the case of an acquisition that is a Limited Condition Transaction shall be subject to Section 1.05): (i) the Credit Parties comply with Section 8.12 with respect to such Person and/or such property to the extent applicable; (ii) no Default or Event of Default has occurred and is continuing or would immediately exist after giving effect to such transaction; and (iii) to the extent that any such transaction involves a merger of any Credit Party, the Credit Party shall be the surviving entity following the closing of such transaction.
“Permitted Convertible Notes” means the 2024 Notes, any Exchanged Notes and any Future Convertible Notes.
“Permitted Convertible Note Hedging Arrangements” means (a) any agreements or arrangements pursuant to which the Borrower acquires a bond hedge, call option, capped call option or any similar derivative arrangement requiring the counterparty thereto to deliver to the Borrower common stock of the Borrower, the cash value of such common stock or cash representing the termination value of such option or combination thereof from time to time upon the settlement, exercise or early termination of such option and (b) an agreement or arrangement pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, cash in lieu of delivering such common stock or cash representing the termination value of such option, or a combination thereof upon settlement, exercise or early termination thereof, in each case, under clauses (a) and (b), entered into by the Borrower in connection with any Permitted Convertible Notes (including, without limitation, in connection with the exercise of any over-allotment or initial purchaser’s (or initial purchasers’) or underwriter’s (or underwriters’) option).
“Permitted Liens” has the meaning assigned to such term in Section 9.03.
“Permitted Refinancing” means any Debt (the “Refinancing Debt”), the proceeds of which are used to refinance, modify, refund, renew, extend or replace outstanding Debt (such outstanding Debt, the “Refinanced Debt”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Debt at the time of such refinancing, modification, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, modification, refunding, renewal, extension or replacement; (b) other than with respect to a Permitted Refinancing in respect of Debt

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permitted pursuant to Section 9.02(e) or in respect of Convertible Notes, the final stated maturity and Weighted Average Life to Maturity of such Refinancing Debt shall not be prior to or shorter than that applicable to the Refinanced Debt and such Refinancing Debt does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Debt than the corresponding terms (if any) of the Refinanced Debt (including by virtue of such Refinancing Debt participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Debt, but excluding any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the Maturity Date in effect at the time of the issuance or incurrence of such Refinancing Date); (c) such Refinancing Debt shall not be secured by (i) Liens on assets other than assets securing the Refinanced Debt at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Debt; (d) such Refinancing Debt shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Debt is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (e) to the extent such Refinanced Debt is subordinated in right of payment to the Secured Obligations (or the Liens securing such Debt were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Instruments), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Secured Obligations (or the Liens securing such Debt shall be subordinated to the Liens securing the Collateral pursuant to the Security Instruments) on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Debt or otherwise reasonably acceptable to the Majority Lenders; (f) in the event that the Refinancing Debt is unsecured Debt such Refinancing Debt does not include cross-defaults (but may include cross-payment defaults and cross-defaults at the final stated maturity thereof and cross-acceleration); (g) the covenants and events of default applicable to such Permitted Refinancing shall not be more restrictive, taken as a whole, to the Borrower than the covenants and events of default contained in this Agreement (it being understood that, with respect to any Permitted Refinancing in respect of Convertible Notes, customary provisions with respect to a “fundamental change” or any other provision that is customary with respect to convertible notes shall not be considered, for the purposes of this clause (g), to be more restrictive to the Borrower than the covenants and events of default contained in this Agreement); (h) no Default shall have occurred and be continuing at the time of, or would immediately result from, such refinancing, modification, refunding, renewal, extension or replacement; (i) the Refinancing Debt shall have pricing (including interest rates, fees and premiums), optional prepayments and redemption terms as may be agreed to by the Borrower and the lenders or holders of such Refinancing Debt and (j) other than with respect to a Permitted Refinancing in respect of Convertible Notes, such Refinancing Debt is otherwise on terms not materially less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended (except (i) to the extent such terms apply solely to any period after the Maturity Date in effect at the time such Refinancing Debt is incurred or are otherwise reasonably acceptable to the Majority Lenders and (ii) to the extent the Lenders also receive the benefit of such more favorable terms).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (a) which is currently or hereafter sponsored, maintained or contributed to (or required to be contributed to) by the Borrower, any Subsidiary or any ERISA Affiliate, (b) which was at any time during the past six calendar years, sponsored, maintained or contributed to (or required to be contributed to) by the Borrower, any Subsidiary or any ERISA Affiliate or (c) under or with respect to which the Borrower or any Subsidiary had or has any liability (contingent or otherwise).
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall

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take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Pro Forma Balance Sheet” means the unaudited pro forma consolidated balance sheet of the Borrower as of June 30, 2022 after giving effect to the Transactions as if they had occurred on such date.
“Pro Forma Basis” means, as to any Person, for all Specified Transactions that occur subsequent to the commencement of an applicable Test Period, all calculations of the Secured Leverage Ratio and Adjusted Cash EBITDA will give pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such Test Period. Interest on a Capital Lease obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Whenever any calculation is made on a Pro Forma Basis hereunder, such calculation shall be made reasonably and in good faith by a Responsible Officer.
“Projections” means the forecasts of financial performance of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2023.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Register” has the meaning assigned such term in Section 12.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.
“Remedial Work” has the meaning assigned such term in Section 8.10(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Business Officer, the Chief Operating Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests. It is understood that the withholding of shares, and the payment of cash to the Internal Revenue Service in an amount not to exceed the value of the withheld shares, by the Borrower in connection with any of its stock incentive plans shall not constitute Restricted Payments.
“S&P” means S&P Global Ratings, and any successor thereto that is a nationally recognized rating agency.

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“Sale Leaseback Transaction” means any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Credit Party or any Subsidiary of a Credit Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.
“Sale Transaction” means a transaction in which (1) any Person or (2) Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries) becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing one-hundred percent (100%) of the outstanding common stock of the Borrower.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of country-wide or territory-wide comprehensive Sanctions (as of the execution date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk people’s Republic, the Crimea region of Ukraine, Cuba, Iran, Syria and North Korea) or any country or territory whose government is the subject of Sanctions (as of the execution date of this Agreement, Venezuela) or that is otherwise the subject of broad Sanctions restrictions (as of the execution date of this Agreement, Afghanistan, Russia and Belarus).
“Sanctioned Person” means, at any time, (a) any Person who is the target of Sanctions, including any person listed in any Sanctions-related list maintained by OFAC, U.S. Department of State or the U.S. Department of Commerce, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized, located or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic, financial or trade sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those through OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union and each relevant Member State hereof, and (d) the United Kingdom, including those through Her Majesty’s Treasury.
“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.
“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) the aggregate principal amount of Debt of the type described in clause (a) of the definition thereof of the Borrower and/or its Subsidiaries that is secured by a Lien on any asset of the Borrower or such Subsidiary and is outstanding on the last day of such Test Period to (b) Adjusted Cash EBITDA for such Test Period.
“Secured Obligations” means any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any Agent or any Lender under any Loan Document, including the Applicable Premium (if any) and all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action), fees, expenses, indemnification or otherwise; and (b) all renewals, extensions and/or rearrangements of any of the above whether or not such Person (or in the case of its Affiliate, the Person affiliated therewith) remains a Lender hereunder.
“Secured Parties” means, collectively, the Administrative Agent and the Lenders.
“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

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“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, made by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented and/or modified from time to time.
“Security Instruments” means the Security Agreement, any Account Control Agreement, any Mortgage, any Intellectual Property Security Agreement and any and all other agreements, instruments or certificates now or hereafter executed and delivered by any Credit Party pledging or granting a lien on Collateral or guarantying the payment and performance of the Secured Obligations, in each case as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Signature Laws” has the meaning assigned such term in Section 12.06(d).
“Specified Transaction” means (i) any Asset Disposition and any asset acquisition, Investment (or series of related Investments) (including any Permitted Acquisition), in each case, in excess of $1,000,000 (or any similar transaction or transactions), and (ii) any incurrence, repayment, repurchase or redemption of Debt.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
    “SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan which bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“Subsidiary” means, for any Person, (a) any corporation, limited liability company, partnership or other entity of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person and (b) any partnership of which such Person or any of the Subsidiaries of such Person is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.” For the avoidance of doubt, the following shall not constitute a “Swap Agreement”: (i) any incentive stock, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) any agreement for the purchase of Equity Interests or Debt (including convertible Debt) of the Borrower pursuant to delayed delivery contracts, accelerated stock repurchase contracts, forward contracts (including prepaid forward contracts) or other similar derivatives, contracts or agreements, (iv) any Permitted Convertible Note Hedging Arrangement, and (v) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges and all liabilities with

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respect thereto, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage per annum equal to 0.10%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, as of any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 8.01.
“Trademarks” means all rights, title and interests in and to, pursuant to the laws of the United States or any other country, all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, and other source or business identifiers, and all registrations and recordings thereof, and any applications in connection therewith, including all reissues, extensions or renewals thereof, and all rights in domain names.
“Trade Secrets” means all proprietary and confidential information that derives independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including know-how, trade secrets, database rights, processes, schematics, inventions (whether or not patentable), invention disclosures, discoveries, improvements, methods, tools, processes, techniques, formulas, drawings, prototypes, models, designs, customer lists, supplier lists, business and marketing plans, and pricing and cost information.
“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the granting of Liens by the Borrower on the Collateral pursuant to the Security Instruments and (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations by such Guarantor and the granting of Liens by such Guarantor on the Collateral pursuant to the Security Instruments.
“Treasury Rate” means as of the date of determination, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year (as reasonably determined by the Majority Lenders pursuant to a publicly available source of such market data).
“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted” means when referring to cash and Cash Equivalents of the Borrower and its Subsidiaries, that such cash and Cash Equivalents do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created hereunder or thereunder).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).
“Warrant” shall have the meaning assigned to such term in the Warrant Agreement.
“Warrant Agreements” shall mean, collectively, each Warrant to Purchase Common Stock, effective as of the date hereof, by and between the Borrower and each of (i) FP Credit Partners II, L.P., (ii) FP Credit Partners Phoenix II, L.P., (iii) FP Credit Partners, L.P. and (iv) FP Credit Partners Phoenix, L.P., respectively.
“Warrant FMV” shall mean an amount (which shall not be less than zero) equal to the fair market value of the Warrant, as reasonably determined by the board of directors of the Borrower using a customary valuation methodology.
“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Debt; provided that the effects of any prepayments made on such Debt shall be disregarded in making such calculation.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.
“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the

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Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including,” (f) the word “or” has the inclusive meaning represented by the phrase “and/or,” and (g) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.03Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agents or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis, except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. For the avoidance of doubt, if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations and for delivery of financial statements and projections, the Majority Lenders and Borrower shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lenders and Credit Parties on a consolidated basis after such change in GAAP conform as nearly as possible to their respective positions as of the date hereof; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

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Section 1.04Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.05Limited Condition Transactions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed acquisition or Investment is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction and any Debt being incurred substantially concurrently with such Limited Condition Transaction that is to be used to finance such Limited Condition Transaction and any related transaction costs and expenses incurred in connection with such Limited Condition Transaction in accordance with this Section 1.05 (such notification, a “LCT Election”), then, so long as agreed to by the lenders providing such Debt (if any), the following provisions shall apply for 180 days after the date of such notification:
(a)any condition to such Limited Condition Transaction or such Debt that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Debt, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive agreements governing such Limited Condition Transaction (such date, the “LCT Test Date”) and (ii) no Event of Default under Sections 10.01(a) or 10.01(e) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and any Debt incurred in connection therewith (including such additional Debt);
(b)any financial ratio test (including any such test calculated in determining amounts under baskets) or financial condition to such Limited Condition Transaction or such Debt shall be tested on the LCT Test Date;
(c)except as provided in the next sentence, if the Borrower has made an LCT Election, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Transaction and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Debt and the use of proceeds thereof) have been consummated; provided that, notwithstanding the foregoing, any calculation of a ratio in connection with determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 9.20 or Section 9.21 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Debt) have not been consummated and (y) determining whether the Borrower or any Subsidiary thereof may make a Restricted Payment or a payment of Debt under Section 9.01 hereof shall be calculated both (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Debt and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Debt and the use of proceeds thereof) have not been consummated. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) after the LCT Test Date, but at or prior to the consummation of the Limited Condition Transaction, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations; and
(d)with respect to any incurrence of Debt, the proceeds of which are being used to finance a substantially concurrent acquisition (and the related transaction costs) that is a Limited Condition Transaction subject to customary “funds certain provisions”, any requirement

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under this Agreement or any other Loan Document that the representations and warranties be true and correct as a condition precedent to such acquisition or the incurrence and the availability of such Debt may, if agreed to by the applicable lenders providing such Debt, be limited to those representations and warranties, the accuracy of which is customarily included as a condition precedent to the incurrence or availability of third party acquisition financings that are subject to customary “funds certain provisions” (including, without limitation, certain specified representations and warranties under this Agreement and the representations and warranties under the relevant agreement governing such acquisition that are material to the lenders providing such Debt to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such acquisition as a result of the failure of such representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects at the time of execution of the relevant agreement governing such acquisition. For the avoidance of doubt, the Administrative Agent shall have no duty to calculate, or verify the calculation, of any ratio, basket, amount or test in connection with a Limited Condition Transaction.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.
Section 1.06Pro Forma Calculations. For purposes of any calculation of the Secured Leverage Ratio or Adjusted Cash EBITDA, in the event that any Specified Transaction has occurred during the Test Period for which the Secured Leverage Ratio or Adjusted Cash EBITDA is being calculated or following the end of such Test Period and on or prior to the date of determination, such calculation shall be made on a Pro Forma Basis; provided that notwithstanding anything to the contrary, when calculating the Secured Leverage Ratio for purposes of actual compliance (and not pro forma compliance) with Section 9.21, any Specified Transaction that occurred subsequent to the end of the applicable Test Period shall not be given such pro forma effect.
Section 1.07Determination of Compliance with Certain Covenants; Amounts. For purposes of determining compliance with any negative covenant set forth in Article IX, (a) in the event that any Debt, Lien, Restricted Payment, Debt prepayment or Investment meets the criteria of more than one of the categories of permitted Debt, Lien, Restricted Payment, Debt prepayments or Investment described in Section 9.02, Section 9.03, Section 9.04, Section 9.01 or Section 9.05, respectively, the Borrower, in its sole discretion, may classify or reclassify such Debt, Lien, Restricted Payment, Debt prepayment or Investment, as the case may be (or any portion thereof), and will only be required to include the amount and type of such Debt, Lien, Restricted Payment, Debt prepayment, or Investment, as the case may be, being so reclassified in the permitted category of Debt, Lien, Restricted Payment, Debt prepayment, or Investment, as the case may be, to which such Debt, Lien, Restricted Payment, Debt prepayment, or Investment is being reclassified; and (b) at the time of incurrence or permitted reclassification, the Borrower will be entitled to divide and classify Debt, Lien, Restricted Payment, Debt prepayment, or Investment, as the case may be, among the relevant categories of permitted Debt, Lien, Restricted Payment, Debt prepayment, or Investment, as the case may be. Notwithstanding anything to the contrary in this Section 1.07, no re-classification between covenants (i.e. Debt to Liens or Investments to Restricted Payments) shall be permitted.
Article II
THE CREDITS
Section 1.08Loans and Commitments. Subject to the terms and conditions set forth herein, each Lender having an Effective Date Commitment agrees to make Loans to the Borrower in a single draw of an aggregate principal amount of two hundred fifty million dollars ($250,000,000) for all such Lenders, net of original issue discount equal in the aggregate to seven million five hundred thousand dollars ($7,500,000), that will not result in (i) such Lender’s Loans exceeding such Lender’s Effective Date Commitment or (ii) the total Loans exceeding the total Effective Date Commitments. The Effective

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Date Commitments shall terminate in full upon the earlier of (a) August 15, 2022 and (b) the making of the Loans. Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.
Section 1.09Borrowings.
(e)Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(f)Notes. Any Lender may request that Loans made by it be evidenced by a single promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender (or its registered assigns) in a principal amount equal to its Loans as in effect on such date, and otherwise duly completed. If any Lender’s Loans increases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase, a new Note payable to any Lender who requested a Note hereunder (or its registered assigns) in a principal amount equal to its Loans after giving effect to such increase, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced. The date, amount, maturity and interest rate of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 1.010Requests for Borrowings. The Borrower shall notify the Administrative Agent of such request by a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”) not later than 2:00 p.m., New York time, one (1) Business Day before the date of the Effective Date. Such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be the Effective Date; and
(iii)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
The Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Loans to exceed the total Effective Date Commitments. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof (including by providing a copy of the Borrowing Request to the Lenders) and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 1.011Funding of Loans.
(g)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders or as separately agreed to by the Lenders and Borrower and set forth in a funds flow

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memorandum dated as of the Effective Date. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(h)Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made such Loan available on such date in accordance with Section 2.04(a) and may (but without obligation), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.
Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 1.012Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.
Section 1.013Interest.
(i)Non-Default Rate. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to the sum of the Applicable Rate for such Loan plus the Applicable Margin. The Loans comprising each Borrowing shall in no event to exceed the Highest Lawful Rate.
(j)Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (or if an Event of Default under clause (e) of Section 10.01 has occurred and is continuing), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 3.02(a) or (ii) in the case of any other amount, 2% plus the rate applicable to Loans that are Base Rate Loans; provided that in no event shall such aggregate rate exceed the Highest Lawful Rate. For the avoidance of doubt, the outstanding obligations under any Loan Document shall continue to accrue interest after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party, whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action.
(k)Interest Payment Dates. Accrued interest on each Loan shall be payable on each Interest Payment Date, upon a prepayment of such Loan in accordance with Section 3.03 and at maturity in cash; provided that (i) interest accrued pursuant to Section 3.02(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued but unpaid interest (for the avoidance of doubt, excluding any interest previously paid in kind and added to the principal amount hereunder pursuant to this Section 3.02(c)) on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment. With respect to interest accruing on or before the first anniversary of the Effective Date, the Borrower may, if (i) it provides the Administrative Agent written notice of an election to pay such interest in-kind at least five (5) Business Days prior to the applicable Interest Payment Date, and (ii) no Event of Default has occurred and continues immediately prior to such payment, elect to have such interest on the applicable Interest Payment Date automatically and through no further action of the Borrower, the Administrative Agent or the Lenders, paid in-kind by increasing the

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principal balance of the Loans by the amount of such interest; provided that, any portion of such interest may be paid in cash at the option of the Borrower.
(l)Setting and Notice of Adjusted Term SOFR. The applicable Adjusted Term SOFR for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to Borrower and each Lender. Each determination of the applicable Adjusted Term SOFR by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Adjusted Term SOFR hereunder. In connection with the use or administration of Adjusted Term SOFR, the Administrative Agent (with the consent of Borrower, not to be unreasonably withheld or delayed) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.
(m)Interest Rate Computations. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the Adjusted Term SOFR and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate unless such computation would exceed the Highest Lawful Rate, in which case such interest rate shall be automatically reduced to the Highest Lawful Rate.
(n)Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.014Prepayments.
(a)Optional Prepayments. The Borrower may prepay any Loan at its option, in whole at any time or in part from time to time, plus the Applicable Premium (if any) and all accrued and unpaid interest, if any, to, but excluding, the prepayment date. The Borrower shall notify the Administrative Agent in accordance with the notice provisions of Section 12.01 of any prepayment hereunder not later than 2:00 p.m., New York time, at least three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date)

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if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof or provide a copy of such notice to the Lenders. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02. Any prepayment made pursuant to this Section 3.03 shall be applied pro rata to the outstanding Loans.
(b)Mandatory Prepayments.
(i)Debt Incurrence. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Debt not otherwise permitted pursuant to Section 9.02. Such prepayment shall be made within one (1) Business Day after the date of receipt of the Net Cash Proceeds of any such incurrence of Debt.
(ii)Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than any Asset Disposition consummated pursuant to Section 9.11(a), (b), (c), (d), (f), (i), (j), (k), (l), (n), (p) or (q)) or (B) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (A) and (B), respectively, exceed $10.0 million in the aggregate during any fiscal year (and, in each case, only to the extent of such excess). Such prepayments shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, the Borrower shall be permitted to reinvest up to $20.0 million of additional Net Cash Proceeds of such Asset Disposition or Insurance and Condemnation Events in any fiscal year in productive assets of a kind then used or usable in the business of such Credit Party or such Subsidiary, within twelve (12) months after the date of such Asset Disposition or Insurance and Condemnation Event, or enters into a binding commitment therefor within said twelve (12) month period and subsequently makes such reinvestment within six (6) months after expiration of such twelve (12) month period; provided that the Borrower notifies the Administrative Agent of such Credit Party’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.
(iii)Manner of Payment. Subject to Section 3.03(b)(iv), each prepayment of the Loans under this Section 3.03(b) shall be applied to repay Loans on a pro rata basis.
(iv) Notice; Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of the Term Loans required to be made pursuant to this Section 3.02(b) at least three (3) Business Days prior to the required date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount to be prepaid in connection with such prepayment, including any Applicable Premium. The Administrative Agent will promptly notify each Lender holding Loans entitled to such prepayment of the contents of such prepayment notice (or provide a copy thereof to each Lender) and of such Lender’s pro rata share of such prepayment. Each Lender may, by written notice (each a “Notice of Prepayment Rejection”) received by the Administrative Agent no later than 3:00 p.m. (Eastern) one (1) Business Day prior to the date of such prepayment, reject all or a portion, of its pro rata share of such prepayment (in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined may be retained by the Borrower). If a Lender fails to deliver a Notice of Prepayment Rejection within the time frame specified above, any such failure will be deemed to be an acceptance of the total amount of such Lender’s pro rata share of such prepayment.

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(o)Applicable Premium. In the event of the occurrence of any Applicable Premium Triggering Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a premium equal to (i) if such Applicable Premium Triggering Event occurs prior to the date that is twelve (12) months after the Effective Date, the Make-Whole Amount with respect to the aggregate principal amount of Loans subject to such Applicable Premium Triggering Event (or, if such Applicable Premium Triggering Event occurs prior to the date that is twelve (12) months after the Effective Date and substantially concurrently with the consummation of a Sale Transaction, an amount equal to the positive difference between 5.00% of the aggregate principal amount of the Loans subject to such Applicable Premium Triggering Event and the Warrant FMV), (ii) if such Applicable Premium Triggering Event occurs on or after the date that is twelve (12) months after the Effective Date and prior to the date this is twenty-four (24) months after the Effective Date, 2.00% of the aggregate principal amount of the Loans subject to such Applicable Premium Triggering Event; provided that, in the case of this sub-clause (ii), at the Borrower’s option, the Borrower may voluntarily prepay, at any time during such period, not more than 10% of the aggregate principal amount of the Loans outstanding on the first day of such period without the payment of any premium thereon, and (iii) if such Applicable Premium Triggering Event occurs on or after the date that is twenty-four (24) months after the Effective Date, 0.00% of the aggregate principal amount of Loans subject to such Applicable Premium Triggering Event (such amounts referred to in this Section 3.03(c), the “Applicable Premium”).
The Applicable Premium shall be due and payable on the date of each such Applicable Premium Triggering Event. It is understood and agreed that if the Secured Obligations are accelerated (including pursuant to Article X as a result of any Event of Default, by operation of law or otherwise), the Applicable Premium shall also be due and payable on such date (to the extent applicable) and such Applicable Premium shall constitute part of the Secured Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof, the Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination of the Term Loan Facility hereunder and the Borrower agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 3.03(c). The Borrower expressly acknowledges that its agreement to pay the Applicable Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Term Loans.
Any provision of this Section 3.03(c) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Section 3.03(c), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 1.015Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.
Section 1.016Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative

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Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.05(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (with the consent of Borrower, not to be unreasonably withheld or delayed) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.05(d) or the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.05, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.05.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. During a Benchmark Unavailability Period, the Loans will incur interest at the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

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Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 1.017Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.03 or otherwise) prior to 2:00 p.m., New York time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Administrative Agent (acting at the direction of the Majority Lenders), be deemed to have been received on such date or the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest, premiums and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, premiums and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any other Credit Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 1.018Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but without obligation), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so

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distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the Federal Funds Rate.
Section 1.019Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section 1.020Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to the Collateral and all proceeds attributable thereto that may be produced from or allocated to the Collateral. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, (a) the Administrative Agent and the other Secured Parties agree that unless an Event of Default has occurred and is continuing they will neither notify the purchaser or purchasers of such Collateral nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the other Secured Parties, but the Secured Parties will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
Article V
INCREASED COSTS; CHANGES IN LAW; TAXES
Section 1.021Increased Costs; Changes in Law.
(f)If any Change in Law shall subject any Agent or Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Agent or Lender of making or maintaining any Loans (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Agent or Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Agent or Lender such additional amount or amounts as will compensate such Agent or Lender for such additional costs incurred or reduction suffered (in each case to the extent such compensation is sought by such Agent or Lender from similarly situated borrowers).
(g) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (in each case to the extent such compensation is sought by such Agent or Lender from similarly situated borrowers).
(h)Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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(i)Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than three hundred sixty five (365) days prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 1.022Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 1.023Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the applicable Withholding Agent shall be required by applicable law to deduct Taxes from or in respect of any payments by such Withholding Agent (determined in its good faith discretion), then (i) in the case of Indemnified Taxes and Other Taxes (without duplication), the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings of Indemnified Taxes and Other Taxes (without duplication) applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or Lender and their Related Parties (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)Payment of Other Taxes by the Borrower. The Borrower and any Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent (as directed by the Majority Lenders) timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by the Borrower. The Borrower and any Guarantor shall jointly and severally indemnify each Agent and each Lender and their Related Parties, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes, without duplication (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid or payable by, or required to be withheld or deducted from a payment to, such Agent or such Lender and their Related Parties, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of such Agent (on its own behalf or on behalf of a Lender or its Related Party) or a Lender or their Related Parties (with a copy to the Administrative Agent) as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

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(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower and any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(i)(A), (i)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing,
(A)any Lender that is a “U.S. Person” shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to

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the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; and
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall, upon request, update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)FATCA. If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Tax Refunds. If an Agent, Lender, or any of their Related Parties determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or

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any Guarantor has paid additional amounts in each case pursuant to this Section 5.03, it shall pay over the amount of such refund to the Borrower or any Guarantor, as applicable (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Guarantor under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent, Lender or Related Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower or Guarantor, upon the request of such Agent, Lender or Related Party, agrees to repay the amount paid over to the Borrower or Guarantor pursuant to this Section 5.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Related Party in the event such Agent, Lender or Related Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the applicable Agent, Lender or Related Party be required to pay any amount to the Borrower or any Guarantor pursuant to this Section 5.03(h) the payment of which would place the applicable Agent, Lender or Related Party in a less favorable net after-Tax position than such Agent, Lender or Related Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require any Agent, Lender or Related Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, any Guarantor or any other Person.
(i)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the terminations of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)Defined Terms. For purposes of this Section 5.03, “applicable law” includes FATCA.
Section 1.024Mitigation Obligations; Replacement of Lenders.
(j)Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if any Lender has Affected Loans under Section 5.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, or Affected Loans under Section 5.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(k)Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender has Affected Loans under Section 5.05, or (iv) any Lender has become a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (1) if a Lender is removed as a Lender hereunder, the Borrower has paid such Lender all amounts due and owing under this Agreement and the other Loan Documents, including all principal, accrued interest, and fees (including, without limitation, any Applicable Premium that would have been due if such Lender’s Loans had been prepaid pursuant to Sections 3.03(a) on such date without the occurrence of a Sale Transaction and without giving effect to any other exceptions set forth in Section 3.03(c)), (2) in the case of a required assignment of interest, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be

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conditioned, delayed or withheld, (3) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (4) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 1.025Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Loans either generally or having a particular Interest Period hereunder, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Loans.
Section 1.026Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) the Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 12.02, require the consent of such Defaulting Lender in accordance with the terms hereof; and
(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.01(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.
(c) In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender, and such Lender shall thereupon cease to be a Defaulting Lender (but all amendments, waivers or modifications effected

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without its consent in accordance with the provisions of Section 12.02 and this Section during such period shall be binding on it).
(d) The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.

Article VI
CONDITIONS PRECEDENT
Section 1.027Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02), in each case to the reasonable satisfaction of the Lenders:
(l)The Administrative Agent and the Lenders shall have received from the Borrower (i) subject to Section 12.03(a), all reasonable and documented out-of-pocket fees and expenses incurred by the Lenders and the Administrative Agent in connection with the preparation of the Loan Documents and the Transactions contemplated hereby for which Borrower has been invoiced at least one (1) Business Day prior to the Effective Date.
(m)The Administrative Agent and the Lenders shall have received a certificate of a Responsible Officer of each Credit Party (or the general partner or sole member of each Credit Party, as applicable), dated as of the Effective Date, setting forth (i) resolutions of the members, board of managers or directors or other appropriate governing body with respect to the authorization of each such Person to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of each such Person (y) who are authorized to sign the Loan Documents to which each such Person is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation or formation, bylaws, certificate of limited partnership, partnership agreement, articles of organization, regulations, operating agreement or comparable organizational documents of each such Person, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(n)The Administrative Agent and the Lenders shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor from its respective state of organization, each dated no earlier than thirty (30) days prior to the Effective Date.
(o)The Administrative Agent and the Lenders shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, certifying that (i) the representations and warranties of the Credit Parties set forth in this Agreement and the other Loan Documents, including without limitation those with respect to Intellectual Property and solvency, are true and correct in all material respects on and as of the Effective Date except to the extent such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of the Effective Date such representations and warranties shall continue to be true and correct in all material respects as of the such specified earlier date or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects, (ii) no Default or Event of Default then exists and (iii) the Borrower has received all consents and approvals required by Section 7.02.

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(p)The Administrative Agent and the Lenders shall have received from each party hereto counterparts of this Agreement signed on behalf of such party.
(q)The Administrative Agent and the Lenders shall have received an opinion of counsel to the Credit Parties, dated as of the Effective Date and in form and substance reasonably acceptable to the Lenders.
(r)[Reserved].
(s)The Administrative Agent and the Lenders shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and its Subsidiaries for each jurisdiction requested by the Lenders (other than those being assigned or released on or prior to the Effective Date or Permitted Liens).
(a)Concurrently with the execution of this Agreement, the Administrative Agent and the Lenders shall have received an executed copies of the Warrant Agreements and the Warrants shall have been issued to each of FP Credit Partners II, L.P., FP Credit Partners Phoenix II, L.P., FP Credit Partners, L.P. and FP Credit Partners Phoenix, L.P., respectively.
(a)The Administrative Agent and the Lenders shall have received duly executed counterparts of the Security Agreement, the Intellectual Property Security Agreement and each other Loan Document to be executed and delivered on the Effective Date, including but not limited to the Fee Letter and the Warrant Agreement, each dated as of the Effective Date and executed by each Credit Party party thereto. Except to the extent provided for in Section 8.12 or Section 8.16, each document (including any UCC financing statement) required by the Security Instruments and necessary to establish that the Administrative Agent will have perfected security interests (subject only to Permitted Liens) in the Collateral shall have been executed by the applicable Credit Party (to the extent applicable) and delivered to the Administrative Agent and, if applicable, be in proper form for filing; provided, that no Credit Party nor any Subsidiary shall be required to take any action to perfect any security interest in any part of the Collateral under the laws of any jurisdiction outside of the U.S.
(b)The Administrative Agent and the Lenders shall have received the Pro Forma Balance Sheet and the Projections.
(c)The Administrative Agent and the Lenders shall have received from the Borrower at least five (5) days prior to the Effective Date, provided that such information was requested by the Administrative Agent or the Lenders at least ten (10) days prior to the Effective Date, all documentation and other information required to support compliance under Sanctions and Anti-Terrorism Laws, including that required by bank regulatory authorities under applicable “know your customer” rules and regulations, including the USA PATRIOT Act, requested by the Administrative Agents and the Lenders.
(d)The Administrative Agent and the Lenders shall have received from the Borrower a completed and executed Perfection Certificate in form and substance reasonably satisfactory to the Lenders.
All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Lenders and their counsel. Counsel to the Lenders shall notify the Borrower, the Lenders and the Administrative Agent of the Effective Date, and such notice shall be conclusive and binding.
Section 1.028Each Credit Event. The obligation of each Lender to make a Loan on or after the Effective Date, is subject to the satisfaction of the following conditions:

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(c)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing and the total Loans do not exceed the total Effective Date Commitments.
(d)The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing except to the extent any such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects.
(e)The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.
Each request for a Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (c).
Article VII
REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Administrative Agent and the Lenders, on behalf of itself and each of its Subsidiaries, that:
Section 1.029Organization; Powers. Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its Property and to carry on its business as now conducted and (iii) is qualified or licensed to do business in all other states in which the laws require Borrower or such Subsidiary to be so qualified and/or licensed, except in each case (other than as to the Borrower, clause (i)) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 1.030Authority. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which such Credit Party is a party are within such Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Credit Party.
Section 1.031Enforceability. Each Loan Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).
Section 1.032Litigation. Except as disclosed to Administrative Agent and the Lenders in writing prior to the Effective Date, there are no actions or proceedings which are pending, or to its knowledge threatened in writing, against Borrower or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in breach of or a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which has or could reasonably be expected to have a Material Adverse Effect, nor is Borrower or any of its Subsidiaries in default with respect to any indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound which has had or could reasonably be expected to have a Material Adverse Effect.
Section 1.033Licenses, Etc. Borrower and each of its Subsidiaries has and is in good standing with and is not in breach with respect to all licenses (including all licenses relating to Intellectual Property), governmental permits, certificates, consents and franchises necessary to continue to conduct its

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business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it except, in each case, where any breach of or failure to be in good standing or to obtain such licenses, permits, certificates, consents or franchises could not reasonably be expected to have a Material Adverse Effect.
Section 1.034Intellectual Property. The Perfection Certificate sets forth a true, correct and complete list of, as of the Effective Date, all registered and applied-for Patents, Trademarks (other than domain names) and registered Copyrights that are owned by Borrower or any Subsidiary, together with the applicable application or registration numbers, in each case, as reasonably necessary for the operation of the businesses of the Borrower and Subsidiary as conducted and except as would not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries owns or has rights to use all Intellectual Property necessary to continue to conduct its business as conducted, except as would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, the operation of the business of Borrower and each of its Subsidiaries does not infringe any Intellectual Property owned by any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing to Administrative Agent and the Lenders, to Borrower’s knowledge, no Person is infringing any Intellectual Property owned by Borrower or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower is not a party to, nor is bound by, any agreement that restricts Borrower from granting a security interest in the Intellectual Property contemplated to be granted under this Agreement in favor of Administrative Agent or the Lenders. To the knowledge of Borrower, Borrower has not received any oral or written notice or claim alleging Borrower’s ownership of, or valid license to use, any Intellectual Property infringes or otherwise violates the Intellectual Property rights of another Person nor, to Borrower’s knowledge, is there a reasonable basis for any such notice or claim, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
Section 1.035Financial Statements. The financial statements delivered by Borrower to the Administrative Agent and the Lenders prior to the Effective Date and the financial statements delivered by Borrower to Administrative Agent pursuant to Section 8.01(a) and Section 8.01(b), as applicable, fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower and its Subsidiaries as of the dates and for the periods stated therein and have been prepared in accordance with GAAP (subject to, in the case of interim financial statements, the absence of footnotes and normal year-end adjustments in connection with the audited financial statements for the periods covered by such interim financial statements). No event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since March 31, 2022.
Section 1.036Title; Maintenance of Properties. Each Credit Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, all of its Property material to its business (except for Intellectual Property, which is considered in Section 7.06 hereof), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for their intended purpose and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other Liens of the Administrative Agent and Permitted Liens. Except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts. To the knowledge of the Borrower, all material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, are being maintained in a good and workmanlike manner consistent with the practices of a normal prudent company engaged in the same or similar business (other than those the failure of which to maintain in accordance with this Section 7.08 would not reasonably be expected to have a Material Adverse Effect).
Section 1.037Security. The provisions of this Agreement and the other Loan Documents create, or upon execution will create, legal and valid Liens on all the Collateral of the type in which a security

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interest can be created under Article 9 of the UCC or other applicable law in favor of the Administrative Agent, for the benefit of the Secured Parties, and upon the proper filing of UCC financing statements, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the other registrations and recordations required pursuant to Section 6.01(j), Section 8.12 and Section 8.16 and any Mortgages with respect to any Collateral, such Liens constitute perfected Liens on the Collateral (with respect to personal property (including, without limitation, Intellectual Property), to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements or such registrations and recordation), securing the Secured Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except Permitted Liens.
Section 1.10Compliance With Laws, Etc.
(a)Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Material Debt, or any other material agreement to which it is a party or by which it is bound, in any material respect. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulations X, T and U of the Federal Reserve Board of Governors). Except as would not reasonably be expected to have a Material Adverse Effect, Borrower and each of its Subsidiaries has complied with the Federal Fair Labor Standards Act. Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable laws. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
(b)Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted under Export-Import Control Laws.
(c)Neither Borrower, nor any of its Subsidiaries, nor any of their respective officers, directors, employees, nor, to Borrower’s knowledge, any Affiliate of Borrower or its or any of its Subsidiaries or any agent of Borrower or any of its Subsidiaries in their capacity as such, has been during the past five years or is a Sanctioned Person.
(d)In the last five years, neither Borrower, nor any of its Subsidiaries (x) has assets located in, or otherwise directly or indirectly derives revenues from or engages in investments, activities, dealings or transactions in or with, any Sanctioned Country, each to the extent in violation of applicable Sanctions (y) directly or indirectly conducts or will conduct any business, activity, transaction or other dealing with, including engaging in making or receiving any contribution of funds, goods or services, to or for the benefit of, any Sanctioned Person, each to the extent in violation of applicable Sanctions or (z) has dealt in during the past five years or is dealing in or will deal in, or otherwise engage in any activity or transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or Sanctions, each to the extent in violation of applicable Sanctions.
(e)There has not been within the past five years, and are no pending or, to the knowledge of the Borrower, threatened claims, suit, proceeding, or any action against, or investigation by any Governmental Authority of, the Borrower or any of its Subsidiaries or Affiliates, or any of their respective officers, directors, employees, or, to Borrower’s knowledge, agents (in their capacity as such),

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or any informal or formal investigation by any Borrower or any of its Subsidiaries or Affiliates, or their respective legal or other representatives or a Governmental Authority involving the foregoing, nor is there any judgment imposed (or to the knowledge of the Borrower threatened to be imposed) upon the Borrower or any of its Subsidiaries or Affiliates by or before any Governmental Authority, in each case, in connection with any alleged violation of Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions, nor does there exist any condition on the basis of which any such claim may be reasonably asserted. Neither Borrower nor any of its Subsidiaries has received a notice from any Governmental Authority alleging a violation by Borrower, any of its Subsidiaries or Affiliates, or any of their respective officers, directors, employees, or, to Borrower’s knowledge, agents of Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions.
(f)Borrower shall immediately notify in writing Administrative Agent if Borrower has knowledge that Borrower, any Subsidiary or Affiliate of Borrower, or any of their respective officers, directors or employees, in their capacity as such, is or becomes a Sanctioned Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on, charges involving, or predicate crimes to, Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions.
(g)Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents, in their capacity as such, with all Anti-Terrorism Laws, Anti-Corruption Laws, Export-Import Control Laws and Sanctions, and Borrower, each of its Subsidiaries and their respective officers, directors and employees and, to the knowledge of the Borrower, the Affiliates and agents, in their capacity as such, of Borrower and its Subsidiaries, have been during the past five years and are in compliance with all Anti-Terrorism Laws, Anti-Corruption Laws, Export-Import Control Laws and Sanctions.
Section 1.1Taxes. All income and other material Tax returns and reports required to be filed by Borrower or any of its Subsidiaries have been timely filed, and all Taxes, assessments, fees and governmental charges upon Borrower or any of its Subsidiaries and their properties, assets, income, businesses and franchises have been paid when due and payable, except (i) to the extent that such Taxes, assessments, charges or claims are being contested in good faith by appropriate proceedings and a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. All necessary and appropriate estimated payments (including any interest and penalties) in respect of assessed Tax liability under Borrower’s and its Subsidiaries’ state and federal income tax returns have been made on a timely basis except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 1.2[Reserved].
Section 1.3Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) Borrower and each of its Subsidiaries (A) has been and is in compliance with all applicable Environmental Laws; (B) has not received any communication, whether from a governmental authority or otherwise, alleging that Borrower or any of its Subsidiaries is not in such compliance; (ii) there is no Environmental Claim in writing pending or, to the knowledge of Borrower, threatened in writing against Borrower or any of its Subsidiaries; (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the disposal, arrangement for disposal, release, threatened release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against Borrower or any of its Subsidiaries and (iv) neither Borrower nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
Section 1.4Operating Company. (i) As of the date hereof, the Borrower and each of its Subsidiaries is an “operating company” within the meaning of the regulations of the United States Department of Labor included within 29 CFR Section 2510.3-101 (the “DOL Regulations”) or is in

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compliance with such other exception as may be available under such regulations to prevent the assets of Borrower or any of its Subsidiaries from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations and (ii) as of the date hereof neither Borrower nor any Subsidiary of Borrower maintains or is obligated to make contributions to any employee benefit plan that is subject to Title IV of ERISA.
Section 1.5Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors, whether interested or disinterested, of any Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except (i) such as have been obtained or made and are in full force and effect, and (ii) filings necessary to record or perfect Liens created pursuant to the Loan Documents, (b) will not violate (i) any material applicable law or regulation or any order of any Governmental Authority or any applicable Governmental Requirement or (ii) the charter, by-laws or other organizational documents of the Borrower or any other Credit Party, (c) will not breach or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any other Credit Party or its Properties, and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Credit Party (other than the Liens created by the Loan Documents), except (in the case of clauses (a) and (d)) to the extent the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, would not reasonably be expected to have a Material Adverse Effect.
Section 1.6ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:
(h)The Borrower, each Subsidiary and each ERISA Affiliate has complied with ERISA and the Code with respect to each Plan.
(i)Each Plan is, and has been, established and maintained in compliance with ERISA and the Code.
(j)No act, omission or transaction has occurred which could result in imposition on the Borrower or any Subsidiary (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(k)No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur.
(l)Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, any agreement relating thereto, and/or applicable law, including ERISA and the Code, to have paid as contributions to such Plan as of the date on which this representation is (or is deemed) made, and there has been no failure to satisfy the minimum funding standards under section 412, 430 or 431 of the Code or section 302, 303 or 304, whether or not waived, with respect to any Plan.
(m)The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current fair market value of the assets (computed on a plan contribution basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(n)Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to (or has an obligation to contribute to), or has at any time in the six-year period

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preceding the date on which this representation is (or is deemed) made sponsored, maintained or contributed to (or had an obligation to contribute to), any Multiemployer Plan.
(o)Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under the Code, including under section 401(a)(29) or 436 of the Code, due to a Plan amendment that results in an increase in current liability for the Plan.
Section 1.11Disclosure; No Material Misstatements. The written information (other information of a general economic or general industry nature) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, does not contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
Section 1.12Insurance. Each Credit Party has insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of such Credit Party.
Section 1.13Subsidiaries. Schedule 7.19 sets forth, as of the Effective Date, the name and jurisdiction and type of organization of each Credit Party and each Credit Party's direct Subsidiary and, as to each such direct Subsidiary, the percentage of each class of Equity Interest owned by such Credit Party.
Section 1.14Use of Loans. The proceeds of the Loans shall be used (i) to partially redeem the 2024 Notes and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used for any purpose that violates the provisions of Regulations T, U or X of the Board.
Section 1.15Solvency. Immediately after giving effect to the Transactions (including each Borrowing hereunder), (a) the aggregate assets, at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower and its Subsidiaries, taken as a whole, as the Debt becomes absolute and matures, (b) the Borrower and its Subsidiaries, taken as a whole, will not have incurred or intended to incur, and do not believe that they will incur, Debt beyond their ability to pay such Debt as such Debt becomes absolute and matures and (c) the Borrower and its Subsidiaries, taken as a whole, will not have (and will have no reason to believe that they will have thereafter) unreasonably small capital for the conduct of their business.
Article VIII
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents, including the Secured Obligations (other than unasserted indemnification and expense claims), shall have been paid in full, each Credit Party covenants and agrees with the Lenders, on behalf of itself and its Subsidiaries, that:
Section 1.038Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(f)Annual Financial Statements. Not later than ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending March 31, 2023, its audited

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consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (when applicable) in comparative form the figures for the previous fiscal year, all reported on by Moss Adams LLP or other independent certified public accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to the Majority Lenders (which report shall be unqualified as to going concern and scope of audit, other than, in the case of going concern, an exception or explanatory note with respect to an upcoming maturity of any Debt occurring within 12 months of the relevant audit or any anticipated breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(g)Quarterly Financial Statements. Not later than forty-five (45) days after the end of first 3 fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2022, the internally prepared quarterly financial statements of Borrower and its Subsidiaries, certified by a Financial Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, each containing a consolidated balance sheet and stockholder’s equity as at the last day of such fiscal quarter and the related consolidated statement of operations and consolidated statement of cash flows for the fiscal quarter then ended and for the Borrower’s fiscal year to date.
(h)Certificate of Responsible Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that such financial statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP (with respect to unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes), (iii) certifying compliance with Sections 9.18, 9.20 and 9.21 (as applicable) and reasonably detailed calculations thereof, including the calculation of Adjusted Cash EBITDA and (iv) listing any newly formed or acquired direct Subsidiary of any Credit Party (including the name and jurisdiction and type of organization of such Subsidiary and the percentage of each class of Equity Interest owned by the applicable Credit Party).
(i)SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its equityholders generally, as the case may be.
(j)Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within five (5) Business Days thereafter) of any change (i) in the Borrower’s or any Guarantor’s organizational name, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s jurisdiction in which such Person is organized or formed, (iv) in the Borrower’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.
(k)Notices of Certain Changes. Concurrently with any delivery of financial statements under Section 8.01(a), copies of any amendment, modification or supplement to the certificate or articles of incorporation, bylaws, certificate or articles of organization, any preferred stock designation or any other organic document of the Borrower or any Guarantor.
(l)Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA with respect to any such Plan or Multiemployer Plan), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably

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request (as directed by the Majority Lenders); provided that neither the Borrower nor any Subsidiary shall be required to provide any such information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on the Borrower and/or any Subsidiary (so long as such confidentiality obligation was not entered into in contemplation of preventing such information from being provided and the Borrower and the applicable Subsidiary use commercially reasonable efforts to obtain a waiver of any such confidentiality obligation); provided further that the Borrower shall provide the Administrative Agent with notice of the existence of any such information that is being withheld.
(m)Annual Budget. No later than ninety (90) days after the end of each fiscal year, and promptly following any updates or changes thereto that are approved by the Borrower Board, an annual operating budget for the Borrower and its Subsidiaries for the current fiscal year that is approved by the Borrower Board and the assumptions used in calculating such projections; provided that, to the extent any of the information set forth above is submitted to the Borrower Board on a quarterly basis, such information may be provided on a quarterly basis hereunder.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered to the Administrative Agent and the Lenders if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov.
Section 1.039Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) pursuant to Section 12.01(a) prompt (and in any event within five (5) Business Days) written notice after obtaining actual knowledge thereof of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders, in each case that would reasonably be expected to result in a Material Adverse Effect; and
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount that would have a Material Adverse Effect;
(d)the abandonment, expiration, or cancellation of any Intellectual Property other than any abandonment, expiration, or cancellation, in each case in the reasonable good faith judgement of Borrower that is not material to the conduct of the business of the Borrower and its Subsidiaries, including the expiration of Patents and Copyrights in accordance with the applicable statutory term;
(e)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 1.040Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, and (c) use its commercially reasonable efforts to maintain and enforce all Intellectual Property owned by Borrower (in the reasonable good faith judgement of Borrower, including the expiration of Patents and Copyrights in accordance with the applicable statutory term), except where the

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failure to do any of the foregoing described in clauses (b) or (c) would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 9.10.
Section 1.041Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay, discharge or otherwise satisfy as the same shall become due and payable, all liabilities, including Tax liabilities of the Borrower and of all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (to the extent so required by GAAP) or (b) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 1.042[Reserved].
Section 1.043Operation and Maintenance of Properties. Except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Subsidiary to:
(a)operate its material Properties or cause such material Properties to be operated in a careful and efficient manner in accordance with the practices of a normal prudent company engaged in the same or similar business and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other applicable Governmental Authority from time to time constituted to regulate the development and operation of its Properties;
(b)keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Properties, including all material equipment, machinery and facilities;
(c)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and Debt accruing under the leases or other agreements affecting or pertaining to its material Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
(d)promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with standards appropriate for a normal prudent company engaged in the same or similar business, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Properties; and
(e)operate its material Properties or cause or make reasonable and customary efforts to cause such material Properties to be operated in accordance with the practices appropriate for a normal prudent company engaged in the same or similar business and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.
Section 1.044Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (provided, if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event the Credit Parties promptly (and in any event within thirty (30) days of such date) obtain insurance from an alternative insurance carrier that is financially sound and reputable). Subject to Section 8.16 hereof, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as “additional insured” or "loss payee" as applicable and, to the extent available

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from the insurance companies on commercially reasonable terms, provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.
Section 1.045Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which entries are made in conformity with GAAP. Subject to the following sentence, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to concurrently visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all at such reasonable times during normal business hours. Notwithstanding the foregoing, excluding any such visits and inspections during the continuation of an Event of Default, (a) no more than one such inspection shall occur in any fiscal year and (b) the aggregate expenses of Administrative Agent and any Lender in connection with such inspections required to be reimbursed by Borrower shall not exceed Ten Thousand Dollars ($10,000) per fiscal year; provided, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable prior notice. Notwithstanding anything to the contrary in this Section 8.08, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective Related Parties) is prohibited by law or any binding agreement (so long as such binding agreement was not entered into in contemplation of preventing such information from being provided and the Borrower and the applicable Subsidiary use commercially reasonable efforts to obtain a waiver of any such binding agreement) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that the Borrower shall provide the Administrative Agent and the Lenders with notice of the existence of any such information that is being withheld.
Section 1.046Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 1.10Environmental Matters.
The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which would be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any Hazardous Material on, under, about or from the Borrower or any of its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any Hazardous Material on, under, about or from the Borrower’s or any of its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations

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under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.
Section 1.11Further Assurances.
(a)(a)    Subject in all respects to the exceptions and limitations set forth in the Loan Documents, the Borrower at its expense will, and will cause each Guarantor to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent (as directed by the Majority Lenders) to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Guarantor, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any defect, error or inaccuracy in this Agreement or the Security Instruments, or to state more fully the Obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, or as requested by the Administrative Agent (as directed by the Majority Lenders in their reasonable discretion), in connection therewith.
(b)The Borrower hereby authorizes the Administrative Agent (but without any obligation to do so) to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, the Administrative Agent shall not be responsible for the preparation, filing, form, content or continuation of any UCC financing statements, mortgages, assignments, conveyances, financing statements, transfer endorsements or similar instruments. For the avoidance of doubt, the Majority Lenders (or counsel to the Majority Lenders) shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Borrower) the security interest created by the Security Instruments in the Collateral as a first priority perfected security interest to the extent perfection is required herein or by the Security Instruments, and promptly provide evidence thereof to the Administrative Agent.
Section 1.16Additional Collateral; Additional Guarantors.
(c)The Borrower shall promptly cause each direct Domestic Subsidiary (other than any Excluded Subsidiary) formed or acquired after the Effective Date and any Domestic Subsidiary that ceases to be an Excluded Subsidiary after the Effective Date to (i) guarantee the Secured Obligations pursuant to a Joinder Agreement substantially in the form of Exhibit F hereto and (ii) grant to the Administrative Agent, a perfected security interest in all of the Collateral (as defined in the Security Agreement) pursuant to the Security Agreement. In connection therewith, the Borrower shall, or shall cause such Domestic Subsidiary, as applicable, to, no later than thirty (30) days (or such longer period of time as agreed to by the Majority Lenders) after the formation or acquisition of any such Domestic Subsidiary or thirty (30) days (or such longer period of time as agreed to by the Majority Lenders) after the date such Domestic Subsidiary ceased to be an Excluded Subsidiary, as applicable to, (A) execute and deliver a Joinder Agreement substantially in the form of Exhibit F hereto, in each case executed by such Domestic Subsidiary, (B) execute and deliver a joinder to the Security Agreement, in each case executed by such Domestic Subsidiary, and (C) pledge all of the Equity Interests (other than Excluded Equity Interests) of such Domestic Subsidiary that are owned by any Credit Party (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Domestic Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof). The Credit Parties shall deliver, or cause to be delivered, to the Administrative Agent, appropriate resolutions, secretary’s (or equivalent) certificates, certified organizational documents and, if

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requested by the Administrative Agent (as directed by the Majority Lenders), legal opinions relating to the matters described in this Section 8.12(a) (which opinions shall be in form and substance reasonably acceptable to the Majority Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Effective Date), in each instance with respect to each Credit Party so joined after the Effective Date.
(d)The Borrower shall and shall cause its Subsidiaries to, with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Effective Date by any Credit Party, promptly, (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent (as directed by the Majority Lenders), provide the Lenders with (1) title and extended coverage insurance (with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request as directed by the Majority Lenders) covering such real property, paid for by the Borrower and issued by a nationally recognized title insurance company, in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent as directed by the Majority Lenders), (2) a current ALTA/NSPS survey thereof, paid for by the Borrower and in each case, including all improvements, easements and other customary matters thereon reasonably required by the Majority Lenders, together with a surveyor’s certificate and complying in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey (sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such real property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Majority Lenders), (3) any consents, estoppels or SNDAs reasonably deemed necessary or advisable by the Majority Lenders in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Majority Lenders, (4) flood insurance determination certificates, and if applicable, evidence that the applicable Credit Party has obtained flood insurance covering such property in appropriate amount, (5) appraisals with respect to each such real property, and (6) such other documents as the Administrative Agent (as directed by the Majority Lenders) may reasonably request that are available to the Borrower without material expense with respect to any such real Property, and (iii) if requested by the Administrative Agent (as directed by the Majority Lenders), deliver to the Administrative Agent legal opinions relating to such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Majority Lenders.
(e)At the request of the Administrative Agent (as directed by the Majority Lenders), the Borrower shall use commercially reasonable efforts to obtain a landlord’s agreement, from any lessor of any chief executive office of the Borrower, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord may asset against the Collateral at the location, and shall otherwise be reasonably satisfactory in form and substance to the Majority Lenders. Each Credit Party shall pay and perform its material obligations under all leases and other material agreements with respect to each leased location or public warehouse where Collateral is located, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(f)Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) no actions in any non-U.S. jurisdiction or required by the law of any non-U.S. jurisdiction shall be required in order to create a security interest in any assets or to perfect or make enforceable such security interest (including property registered or applied-for in any non-U.S. jurisdiction) it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to Intellectual Property and (ii) no Credit Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter of agreement.
Section 1.1ERISA Compliance.

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(g)Unless reasonably expected to result in liability to the Borrower or any Subsidiary that would not have a Material Adverse Effect (individually or in the aggregate), the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or other Responsible Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor and/or the PBGC with respect thereto, and (ii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.
(h)With respect to each Plan (other than a Multiemployer Plan), unless reasonably expected to result in liability to the Borrower or any Subsidiary that would not have a Material Adverse Effect (individually or in the aggregate), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of the Code and ERISA, including sections 412, 430, 431, 432 and 436 of the Code and sections 302, 303, 304 and 305 of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
Section 1.17Anti-Terrorism Laws, Anti-Corruption Laws, and Sanctions. Each Credit Party will implement and maintain in effect policies and procedures reasonably designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents, in their capacity as such, with all Anti-Terrorism Laws, Anti-Corruption Laws, Export-Import Control Laws and Sanctions. Each Credit Party will be, and will cause each Subsidiary, and their respective officers, employees, directors and agents, in their capacity as such, to be in compliance with Sanctions and material compliance with all Anti-Terrorism Laws, Anti-Corruption Laws and Export-Import Control Laws. None of (a) any Credit Party, Subsidiary, Affiliate, or any of their respective directors, officers, or employees, or (b) to the knowledge of the Borrower, any agent of such Credit Party, Subsidiary or Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
Section 1.18Deposit Accounts; Commodity Accounts and Securities Accounts. Subject to Section 8.16 hereof, the Borrower and each Guarantor shall not establish or maintain a deposit account, securities account or commodities account in the United States (other than Excluded Accounts), without executing and delivering to Administrative Agent, an Account Control Agreement, in form and substance reasonably satisfactory to the Majority Lenders and to the Administrative Agent as to its rights and duties, covering the applicable deposit account, securities account or commodities account.
Section 1.19Post-Closing Obligations. No later than:
(i)(i) sixty (60) days after the Effective Date (or such longer period as may be agreed to by the Majority Lenders in their sole discretion), the Borrower shall deliver appropriate loss payable endorsements naming the Administrative Agent as an additional insured and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage and providing for thirty (30) days prior written notice to the Administrative Agent for cancellation of, material reduction in amount or material change in any insurance coverage and (ii) twenty (20) days after the Effective Date (or such longer period as may be agreed to by the Majority Lenders in their sole discretion), a certificate of insurance coverage of the Borrower naming the Administrative Agent as additional insured and evidencing that the Borrower is carrying insurance in accordance with Section 8.07;
(j)sixty (60) days after the Effective Date (or such longer period as may be agreed to by the Majority Lenders in their sole discretion), the Borrower shall deliver fully executed copies of

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Account Control Agreements governing each Deposit Account, Commodity Account and/or Securities Account (other than Excluded Accounts) of a Credit Party located in the United States;
(k)sixty (60) days after the Effective Date (or such longer period as may be agreed to by the Majority Lenders in their sole discretion), the Borrower shall deliver to the Administrative Agent stock certificates representing the shares issued by 8x8 International Pty Ltd., 8x8 International, Inc., Fuze Australia Pty Ltd, Fuze Europe B.V., 8x8 UK Limited, 8x8 Japan GK, 8x8 International Pte. Ltd, and 8x8 India Private Ltd (together with undated stock powers executed and delivered in blank by a duly authorized signatory of the applicable holders of such stock certificates), in each case solely to the extent the Equity Interests therein are certificated; and
(l)ten (10) days after the Effective Date (or such longer period as may be agreed to by the Majority Lenders in their sole discretion), the Borrower shall deliver to the Administrative Agent stock certificates representing the shares issued by 8x8 International Holding Co., LeChat, Inc., Fuze, Inc. and Optoriot Asia Holdings, Inc. (together with undated stock powers executed and delivered in blank by a duly authorized signatory of the applicable holders of such stock certificates).
Article IX
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents, including the Secured Obligations (other than unasserted indemnification and expense claims), have been paid in full, each Credit Party covenants and agrees with the Lenders that:
Section 1.047Payment of Debt. The Borrower shall not, and shall not permit any Subsidiary to, voluntarily cancel, forgive, make (directly or indirectly) any voluntary payment or prepayment or other voluntary distribution (whether in cash, securities or other property) on, or voluntarily purchase, redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) or voluntarily defease or otherwise voluntarily satisfy any Debt (in each case other than the Loans and any intercompany Debt) (it being understood that payments, prepayments, other distributions, purchases, redemptions or acquisitions for value required by the terms of any Permitted Convertible Notes shall not be considered “voluntary” for purposes of this Section 9.01), except:
(a)with respect to Convertible Notes, (i) from the proceeds of or in consideration for other Convertible Notes, (ii) from the proceeds of or in consideration for Equity Interests of the Borrower or (iii) with respect to accrued and unpaid interest on such Convertible Notes, fractional Convertible Notes or fractional shares of the common stock of the Borrower, any payment of cash;
(b)the conversion of any Debt into Equity Interests (other than Disqualified Capital Stock) of the Borrower or into cash by reference to Equity Interests (other than Disqualified Capital Stock) of the Borrower or otherwise in exchange thereof (including any payment for accrued and unpaid interest) and payment of cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of such Debt;
(c)additional payments, prepayments, distributions, purchases, redemptions and acquisitions in an aggregate amount not to exceed $1,000,000;
(d)payments, prepayments, distributions, purchases, redemptions and acquisitions made with the proceeds of any Permitted Refinancing in respect of the applicable Debt;
(e)non-cash payments, prepayments, distributions, purchases, redemptions and acquisitions of Permitted Convertible Notes; and

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(f)cash payments, prepayments, distributions, purchases, redemptions and acquisitions of the 2024 Notes; provided that the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an authorized officer of the Borrower certifying to the Administrative Agent and the Lenders that (x) at the time of any such payment, prepayment, distribution, purchase, redemption or acquisition, and immediately after giving effect thereto, no Event of Default exists and (y) the Borrower, after giving pro forma effect to such payment, prepayment, distribution, purchase, redemption or acquisition, is in compliance with the covenant contained in Section 9.18.
Section 1.048Debt. The Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)the Secured Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Secured Obligations arising under the Loan Documents;
(b)Debt in respect of Permitted Convertible Notes (and any Permitted Refinancing thereof) or Permitted Convertible Note Hedging Arrangements;
(c)Debt existing on the Effective Date and set forth in Schedule 9.02 and any Permitted Refinancing thereof;
(d)to the extent constituting Debt: (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, (ii) obligations to make purchase price adjustments, earn-out obligations and indemnities or obligations under deferred compensation or similar arrangements, in each case in connection with the Transactions, the Exchange Transactions, any Permitted Acquisition or other Investment or any sale, transfer or other disposition permitted hereunder (other than earn-outs and similar obligations); and (iii) deferred compensation to current or former directors, officers, employees, members of management, managers, members, partners, independent contractors and consultants of the Borrower or any of its Subsidiaries in the ordinary course of business;
(e)Debt of any Credit Party or any Subsidiary of a Credit Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Debt), including Capital Lease obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, and Permitted Refinancings thereof;
(f)Debt incurred by any Credit Party or any Subsidiary of a Credit Party in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims in an aggregate principal amount not to exceed $12,000,000 at any one time outstanding;
(g)intercompany Debt between the Borrower and any Subsidiary or between any Subsidiary and any other Subsidiary to the extent permitted by Section 9.05(a); provided that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the prior payment in full in cash of the Secured Obligations on customary terms reasonably satisfactory to Majority Lenders;
(h)(i) Debt in connection with (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, (C) merchant processing services, (D) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services), and (E) foreign exchange and currency management services incurred in the ordinary course of business, (ii) other Debt incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements and Debt

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incurred in the ordinary course of business arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; and (iii) endorsements of negotiable instruments for collection in the ordinary course of business, in each of clauses (A), (B), (C), (D) and (E) in an aggregate amount not to exceed $5,000,000 at any time;
(i)Debt owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;
(j)subordinated Debt of the Borrower subject to a customary subordination agreement reasonably satisfactory to Majority Lenders and, as to the rights, duties and obligations of the Administrative Agent, the Administrative Agent;
(k)to the extent constituting Debt, obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies;
(l)Debt (including deposits) in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guarantees and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;
(m)Guarantees by the Borrower or any of its Subsidiaries in respect of Debt of the Borrower or any of its Subsidiaries otherwise permitted under this Section 9.02; provided that (x) if such Debt is subordinated to the Secured Obligations, any such guaranty shall be subordinated to the same extent and (y) any Guarantee by a Credit Party of Debt of a Subsidiary that is not a Credit Party shall be permitted under Section 9.05;
(n)other Debt incurred by the Credit Parties not to exceed $50,000,000 in the aggregate at any one time outstanding; and
(o)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (n) above.
Section 1.049Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, permit or grant a security interest or suffer to exist or permit a Lien, claim or other encumbrance or any charges to attach to or affect any of their Properties, except (collectively, “Permitted Liens”):
(a)any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Effective Date and set forth in Schedule 9.03 securing Debt and/or other obligations outstanding on such date and permitted by Section 9.02, including replacement Liens on the Property currently subject to such Liens securing Debt and/or other obligations permitted by Section 9.02;
(b)any Lien created under any Loan Document;
(c)Liens for Taxes, fees, assessments or other charges (i) which are not past due or remain payable without penalty, (ii) the non-payment of which is permitted by Section 7.11 or (iii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP (to the extent so required);
(d)statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, landlords, materialmen or other similar Liens incurred in the ordinary course of business for sums which are not delinquent for more than ninety (90) days or remain payable without penalty or that are being contested in good faith by appropriate proceedings being diligently conducted and for which the Borrower maintains adequate reserves in accordance with GAAP (to the extent so required);
(e)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default;

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(f)to the extent made in the ordinary course of business, deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or the Code or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(g)banker’s Liens, rights of setoff and similar Liens arising by operation of law on deposits made in the ordinary course of business, provided such Liens do not arise in respect of borrowed money;
(h)(i) licenses and sublicenses of, or any other grant of right to use or otherwise exploit, Intellectual Property or any other intangible assets granted by the Borrower or any of its Subsidiaries in the ordinary course of business and (ii) licenses under or other grants of rights in Intellectual Property granted by the Borrower or any of its Subsidiaries in connection with participation in the "License on Transfer Network" administered by LOT Network Inc. or its successor or another entity appointed thereby;
(i)Liens arising in connection with Debt described in Section 9.02(e); provided that (i) any such Lien attaches to such Property concurrently with the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof (other than improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto), and (iii) the principal amount of the Debt secured thereby does not exceed 100% of the cost of such Property plus fees, costs, expenses and other liabilities incurred in connection with the acquisition of such Property;
(j)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;
(k)Liens on insurance proceeds securing the payment of financed insurance premiums;
(a)with respect to leased real estate, Liens to which the fee or other superior interest in such real property is subject;
(p)Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;
(q)licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor), in each case in the ordinary course of business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;
(r)Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4- 208 of the UCC;
(s)easements, covenants, conditions, rights-of-way and other restrictions, exceptions, defects, other irregularities in title or other matters of record, and other similar encumbrances which, either individually or in the aggregate, do not in any case interfere in any material respect with the ordinary conduct of the businesses of the Credit Parties and their Subsidiaries, taken as a whole;
(t)zoning, building codes and other land use laws regulating the use or occupancy of Real Estate or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Estate;

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(u)Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 9.05;
(v)Liens on Property, and only such Property, which is the subject of an unconsummated asset purchase agreement in connection with an Asset Disposition permitted hereunder, which Liens secure the obligation of a Credit Party or any Subsidiary of a Credit Party under such agreement;
(w)Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;
(x)Liens on cash collateral securing letters of credit permitted pursuant to Section 9.02(l);
(b)with respect to any Property subject to a Mortgage, (1) any exceptions listed on the applicable title policy that are accepted by the Administrative Agent (as directed by the Majority Lenders) and (2) matters that are disclosed by the ALTA survey (or survey equivalent) and accepted by the Administrative Agent (as directed by the Majority Lenders); and
(a)other Liens not to exceed $10,000,000 in the aggregate at any one time outstanding; provided that, to the extent any such Liens encumber the Collateral or are incurred by Credit Party such Liens must be junior to the Liens securing the Secured Obligations.
Section 1.050Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:
(y)conversions of any of the Borrower’s convertible securities into Equity Interests of the Borrower (other than Disqualified Capital Stock) and/or cash by reference thereto pursuant to the terms of such convertible securities or otherwise in exchange thereof (including any payment for accrued and unpaid interest) and payment of cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of such convertible securities;
(z)in connection with any exchange or repurchase of any Convertible Notes, (i) from the proceeds of or in consideration for other Convertible Notes, (ii) from the proceeds of or in consideration for Equity Interests of the Borrower or (iii) with respect to accrued and unpaid interest on such Convertible Notes, fractional Convertible Notes or fractional shares of the common stock of the Borrower, any payment of cash;
(aa)the payment of dividends solely in the form of Equity Interests of the Borrower (other than Disqualified Capital Stock);
(ab)the repurchase of shares of Borrower’s common stock from employees, directors, consultants and other Persons performing services for Borrower pursuant to agreements under which Borrower has the option to repurchase such shares upon the termination of such Person’s employment or services for Borrower; provided that (A) at the time of any such repurchase, and after giving effect thereto, no Event of Default exists and (B) the aggregate cash paid in connection with such repurchases during any calendar year during the term hereof does not exceed $1,000,000;
(ac)(A) as required pursuant to the terms of any Permitted Convertible Notes or (B) in connection with any entry, settlement, termination, unwind, or otherwise pursuant to the terms of any Permitted Convertible Note Hedging Arrangement;

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(ad)any purchase of any Equity Interests from purchasers of any Permitted Convertible Notes in connection with the establishing of a hedge position by such purchaser or a financial intermediary with respect to such Permitted Convertible Notes;
(ae)non-cash payments, prepayments, distributions, purchases, redemptions and acquisitions of the Permitted Convertible Notes;
(af)cash payments, prepayments, distributions, purchases, redemptions and acquisitions of the 2024 Notes; provided that the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an authorized officer of the Borrower certifying to the Administrative Agent and the Lenders that (x) at the time of any such payment, prepayment, distribution, purchase, redemption or acquisition, and immediately after giving effect thereto, no Event of Default exists and (y) the Borrower, after giving pro forma effect to such payment, prepayment, distribution, purchase, redemption or acquisition, is in compliance with the covenant contained in Section 9.18;
(ag)the Borrower may make repurchases of Equity Interests of the Borrower (A) deemed to occur on the exercise of stock options or warrants or similar rights if such Equity Interests represent the delivery of a portion of the Equity Interests subject to such options or warrants or similar rights in satisfaction of the exercise price of such stock options, warrants or similar rights (and do not involve cash consideration) or (B) deemed to occur in the case of payment by the Borrower of withholding or similar Taxes payable by any future, present or former officer, director, employee, consultant or agent (or heirs or other permitted transferees thereof), in connection with the exercise or vesting of stock options, restricted stock warrants or similar rights (in lieu of a portion of the shares that otherwise would be issued upon such exercise or vesting);
(ah)the Borrower may make Restricted Payments in connection with the Warrant and/or Warrant Agreement (including in connection with the termination of the Warrant in accordance with its terms); and
(ai)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $2,500,000.
Section 1.051Investments, Loans and Advances. The Borrower shall not and shall not permit any of its Subsidiaries to (i) purchase or acquire any Equity Interests, or any other securities of, any other Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to, or Guarantee in favor of, any other Person, including the Borrower or any of its Subsidiaries or Affiliates, in each case, to the extent constituting an “investment” under GAAP (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
(l)Investments (i) by a Credit Party in any other Credit Party, (ii) by any Subsidiary of the Borrower that is not a Guarantor in any other Subsidiary of the Borrower that is not a Guarantor or in any Credit Party and (iii) by any Credit Party in any Subsidiary of the Borrower that is not a Guarantor in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(m)Investments existing on the Effective Date and set forth on Schedule 9.05;
(n)Investments comprised of Debt permitted by Section 9.02 (other than Section 9.02(g));
(o)Investments in Swap Agreements permitted by Section 9.17;

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(p)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower Board and not to exceed $1,000,000 in the aggregate at any time outstanding;
(q)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(r)[reserved];
(s)(i) Investments in the ordinary course of business consisting of prepaid expenses and (ii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(t)Investments consisting of extensions of credit to customers and suppliers who are not Affiliates in the nature of account receivables in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of property;
(u)Investments in cash and Cash Equivalents;
(v)Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, amalgamation or merger;
(w)Guarantees by the Borrower of the obligations of the Borrower or any Subsidiary of the Borrower of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business and Guarantees permitted by Section 9.02;
(x)advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(y)Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(z)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of Intellectual Property in the ordinary course of business;
(aa)[reserved];
(ab)completion or performance guarantees incurred in the ordinary course of business or consistent with industry practice;
(ac)Permitted Acquisitions;
(ad)to the extent constituting Investments, Investments in connection with any entry, settlement, termination, unwind, or otherwise pursuant to the terms of any Permitted Convertible Note Hedging Arrangements;
(ae)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 9.11;

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(af)Investments made by the Borrower and any of its Subsidiaries with the Net Cash Proceeds of any Asset Disposition or Insurance and Condemnation Event to the extent such proceeds are applied in accordance with Section 3.03(b)(ii) (to the extent required by such Section);
(ag)other Investments not exceeding $25,000,000 in the aggregate outstanding at any time; and
(ah)to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 9.05 (or any clause hereof)) under Sections 9.01, 9.02, 9.03, 9.04, 9.10 and 9.11.
Section 1.052Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any material line of business other than the businesses engaged in by the Borrower and its Subsidiaries on the Effective Date and similar or reasonably related, complementary or ancillary businesses thereto and extensions thereof.
Section 1.053Proceeds of Loans.
(aj)The Borrower shall not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20.
(ak)The Borrower shall not use, and shall procure that its Subsidiaries and Affiliates, and their respective directors, officers, employees and, to the knowledge of the Borrower, agents shall not use, any part of the proceeds of any Borrowing, or use, lend, contribute or otherwise make available any such proceeds, to any Subsidiary, joint venture partner or any other Person, in each case, directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any investments, activities, dealings business or transaction involving any Sanctioned Country or Sanctioned Person, or (iii) in any manner that would result in a violation by any Person (including any Person participating in the Borrowings, whether as Agent, Lender, sponsor, underwriter, advisor, investor, or otherwise) of any Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions. The Borrower will not request any Borrowing for the purposes set forth in the preceding sentence.
(al)The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, fund all or part of any repayment of the Borrowings or other payments under this Agreement out of proceeds derived from criminal activity or activity or transactions in violation of any Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions, or that would otherwise cause any Person (including any Person participating in the Borrowings, whether as Agent, Lender, sponsor, underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Laws, Anti-Terrorism Laws, Export-Import Control Laws or Sanctions.
Section 1.054ERISA Compliance. Unless not reasonably expected to have a Material Adverse Effect, the Borrower and the Subsidiaries will not at any time:
(a)engage in, or permit any ERISA Affiliate to engage in, any act, omission or transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
(b)terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action (or fail to take any action) with respect to any Plan, which would reasonably be expected to result in any liability of the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC or otherwise.

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(c)fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto and/or applicable law, the Borrower, any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.
(d)permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to satisfy the minimum funding standards under section 302, 303 or 304 of ERISA or section 412, 430 or 431 of the Code, whether or not waived, with respect to any Plan (other than a Multiemployer Plan).
(e)permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan (other than a Multiemployer Plan) to exceed the current fair market value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
(f)contribute to or assume or undertake an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume or undertake an obligation to contribute to, any Multiemployer Plan.
(g)acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to (or has an obligation to contribute to), or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to (or had an obligation to contribute to), (i) any Multiemployer Plan, or (ii) any other Plan under which the actuarial present value of the benefit liabilities under such Plan exceeds the current fair market value of the assets (computed on a plan funding basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.
(h)incur, or permit any ERISA Affiliate to incur, any liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA.
(i)amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under the Code including under section 401(a)(29) or 436 of the Code.
Section 1.055[Reserved].
Section 1.10Mergers, Etc. Neither the Borrower nor any Subsidiary shall acquire merge into or with or consolidate with any other Person (except for Permitted Acquisitions), or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving entity), (b) any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, any other Subsidiary of the Borrower; provided that if any party to such transaction is a Guarantor the surviving Person must also be a Guarantor, (c) the liquidation or dissolution of any Subsidiary of the Borrower shall be permitted if the Borrower determines in good faith that such liquidation or dissolution is advisable or in the best interests of the Borrower, and (d) any Subsidiary of the Borrower may effect a consolidation to effect an Asset Disposition permitted pursuant to Section 9.11.
Section 1.11Sale of Properties. The Borrower shall not, and shall not permit any Subsidiary to, consummate any Asset Disposition, except for:
(a)Asset Dispositions of Inventory in the ordinary course of business;
(b)Asset Dispositions of worn-out, obsolete, damaged or unneeded property, that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the in the ordinary course of business of Borrower;

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(c)Asset Dispositions consisting of Permitted Liens, Investments permitted by Section 9.05, or Restricted Payments permitted under Section 9.04;
(d)transfers, assignments, licenses or other grants of rights for the use or exploitation of Property of Borrower or its Subsidiaries that would not result in a legal transfer of title of the applicable Property;
(e)Asset Dispositions not otherwise permitted pursuant to this Section 9.11; provided that (i) immediately prior to and immediately after giving effect to such Asset Disposition, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers shall receive consideration that is not less than the Fair Market Value of the assets subject to such Asset Disposition, (iii) 75% of the consideration received therefor shall be in the form of cash and Cash Equivalents and (iv) such transaction shall not be with an Affiliate of any Borrower;
(f)the use, sale, exchange or other disposition of Cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(g)Asset Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;
(h)Asset Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;
(i)(i) Asset Dispositions to, between or among the Borrower and the Guarantors; (ii) Asset Dispositions between or among any Subsidiary that is not a Guarantor and any other Subsidiaries that are not Guarantors; and (iii) Asset Dispositions from any Subsidiary that is not a Guarantor to the Borrower or any Guarantor;
(j)Asset Dispositions of tangible property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;
(k)the assignment, abandonment, cancellation or other disposition of Intellectual Property that in the reasonable business judgment of Borrower, is not material to the business of Holdings, the Borrower and the Subsidiaries;
(l)the unwinding of any Swap Agreements;
(m)Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)Asset Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (other than in connection with any financing transaction, except in connection with a transaction permitted pursuant to Section 9.02) and sales of assets received by the Borrower or any Subsidiary from Persons other than Credit Parties upon foreclosure on a Lien in favor of the Borrower or such Subsidiary;
(o)Asset Dispositions having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year;
(p)the Transactions and the Exchange Transactions; and
(q)the sale or issuance of Equity Interests (i) of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower (provided that in the case of such issuance of Equity Interests of a Subsidiary that is not a Wholly-Owned Subsidiary, Equity Interests of such

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Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Credit Parties) or (ii) in order to qualify members of the board of directors or board of managers (or other similar governing body), as applicable, of any Subsidiary of the Borrower if required by any Governmental Requirement.
Section 1.2Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate other than:
(r)transactions solely among the Credit Parties and their respective Subsidiaries;
(s)transactions that are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a Person that is not an Affiliate of the Borrower; provided that, with respect to any such transaction or series of related transactions involving aggregate payments or considerations in excess of $5,000,000, the Borrower shall deliver to the Administrative Agent a resolution adopted by the majority of the disinterested members of the Borrower Board approving such transition;
(t)(i) customary compensation, fees and indemnifications of directors, officers or employees in the ordinary course of business and (ii) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to equityholders under any equityholder agreement;
(u)Restricted Payments permitted by Section 9.04, Investments permitted by Section 9.05 and Asset Dispositions permitted by Section 9.11; and
(v)issuances of Equity Interests of the Borrower (other than Disqualified Capital Stock);
(w)commercial transactions between or among the Borrower and/or one or more Credit Parties in the ordinary course of business and with any Person that becomes a Credit Party as a result of such transaction;
(x)the Transactions;
(y)transactions between the Borrower or any Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter involving such other Person; and
(z)transactions involving aggregate payments of less than $1,000,000.
For the avoidance of doubt, this Section 9.12 shall not apply to reasonable employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower and its Subsidiaries.
Section 1.12[Reserved].
Section 1.13[Reserved].
Section 1.14Negative Pledge Agreements. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any written contract or agreement that prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor; provided, however, that the preceding restrictions shall not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the

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other Loan Documents, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) any written contract or agreement creating Liens permitted by Section 9.03 (but only to the extent related to the Property on which such Liens were created), (d) any restriction with respect to Borrower or its Subsidiaries imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of a Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, (e) applicable law, rule, regulation or order, (f) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business, (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (h) restrictions contained in agreements with respect to Debt incurred by Subsidiaries that are not Credit Parties in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Subsidiary and its Subsidiaries), (i) restrictions by reason of customary provisions restricting assignments, subletting, sublicensing or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens, the property or assets subject to such leases, licenses or similar agreements, or restrict the assignment, subletting, sublicensing or other transfer of rights under the lease, license or similar agreement itself, as the case may be), (j) provisions limiting the Asset Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (k) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (l) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (m) restrictions in any one or more agreements governing Debt entered into after the Effective Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (i) no more restrictive in any material respect with respect to the Borrower or any Subsidiary than those encumbrances and other restrictions that are in effect on the Effective Date pursuant to agreements and instruments in effect on the Effective Date (including this Agreement), or (ii) no more disadvantageous in any material respect, taken as a whole, to the Lenders than the Loan Documents; and (n) restrictions that are binding on a Subsidiary of the Borrower at the time such Subsidiary first becomes a Subsidiary of the Borrower so long as such restrictions were not entered into in contemplation of such Person becoming such a Subsidiary.
Section 1.15Sale Leaseback Transactions. No Credit Party will, nor will it permit any Subsidiary to, enter into any Sale Leaseback Transaction.
Section 1.16Swap Agreements. The Borrower shall not, and shall not permit any Subsidiary to enter into any Swap Agreement, except Swap Agreements which are entered into by a Credit Party or a Subsidiary of a Credit Party not for speculative purposes, but to (a) hedge or mitigate risks to which such Credit Party or such Subsidiary has actual exposure, including currency exchange risks, or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or such Subsidiary.
Section 1.17Minimum Liquidity. The Borrower shall not permit Available Liquidity to be less than $50,000,000 at any time.
Section 1.18Amendments to Organizational Documents. Without the prior written consent of the Majority Lenders, the Borrower shall not, and shall not permit any of the other Credit Parties to, alter, amend or modify in any manner materially adverse to the Lenders, its certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document.

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Section 1.19Minimum Adjusted Cash EBITDA. The Credit Parties shall not permit Adjusted Cash EBITDA for any Test Period ending on or prior to the Test Period ending September 30, 2025 (commencing with the Test Period ending March 31, 2023) to be less than $1.00.
Section 1.20Secured Leverage Ratio. The Credit Parties shall not permit the Secured Leverage Ratio for any Test Period (commencing with the Test Period ending December 31, 2025) to be greater than 6.00 to 1.00.
Section 1.21Additional Negative Covenants. Borrower shall not, and shall not permit any of its Subsidiaries to:
(aa)adopt or otherwise become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA; or
(ab)take any action or fail to take an action if, as a result of such action or inaction, Borrower would fail to qualify as an “operating company” within the meaning of the DOL Regulations or otherwise comply with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations.
Section 1.1Accounting Changes. Borrower shall not, and shall not permit any of its Subsidiaries to (a) make any significant change in its accounting policies or reporting practices, except as permitted by GAAP, or (b) make any change to its fiscal year.
Article X
EVENTS OF DEFAULT; REMEDIES
Section 1.056Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due and payable, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or
(b)any representation, warranty, or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation, warranty, financial statement, statement, report or certificate is qualified as to materiality or Material Adverse Effect);
(c)(A) if Borrower or any other Credit Party fails or neglects to perform, keep or observe any term, provision, condition or covenant contained in Section 8.02(a), Section 8.16 or Article IX of this Agreement which is required to be performed, kept or observed by the Borrower or such Credit Party or (B) if the Borrower or any Credit Party fails or neglects to perform, keep or observe any other term, provision, condition or covenant in this Agreement or in any other Loan Document which is required to be performed, kept or observed by the Borrower or such Credit Party and such default shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent;
(d)any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Material Debt (other than the Secured Obligations or any intercompany Debt) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and

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such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other breach shall occur, under any agreement or instrument relating to any such Material Debt if the effect of such failure or breach is to cause, or to permit the holder or holders of such Material Debt or beneficiary or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Debt to be declared to be due and payable, redeemed, or repurchased, in each case prior to its stated maturity (without regard to any subordination terms with respect thereto); provided that this clause (d) shall not apply to secured Debt permitted hereunder that becomes due solely as a result of (x) an Insurance and Condemnation Event or (y) the applicable Credit Party’s voluntary sale or transfer of only the property securing such Debt, if such sale or transfer is expressly permitted hereunder and under the documents providing for such Debt to the extent that such Credit Party’s obligations with respect to such Debt are extinguished in full upon such sale or transfer;
(e)(i) any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any bankruptcy or debtor relief laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(f)if any Change in Control shall occur;
(g)if any money judgment in an aggregate amount in excess of $12,500,000 (to the extent not paid or covered by insurance for which the relevant independent third-party insurer has not denied coverage thereof) shall be entered or filed against the Borrower or any of its Subsidiaries and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
(h)this Agreement or any other material Loan Document shall for any reason fail or cease to be valid and binding on, or enforceable against, the any Credit Party or any Credit Party shall so assert; or
(i)any Security Instrument shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or such security interest in a material portion of the Collateral shall for any reason (other than (i) as a result of any action by the Administrative Agent or any other Secured Party or the failure of the Administrative Agent or any other Secured Party to take any action, in each case, within its control or (ii) as a result of a disposition of the applicable Collateral in a transaction expressly permitted under the Loan Documents) cease to be a perfected (subject to the qualifications set forth in this Agreement and the other Loan Documents) and first priority security interest subject only to Permitted Liens (to the extent required under the Loan Documents).

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Section 1.057Remedies.
(a)In the case of an Event of Default other than ones described in Section 10.01(e)(i) or Section 10.01(e)(ii), at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, the Applicable Premium that would have been payable if the Loans were repaid pursuant to Sections 3.03(a) on the date of such acceleration without the occurrence of a Sale Transaction and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(e)(i) or Section 10.01(e)(ii), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon, the Applicable Premium that would have been payable if the Loans were repaid pursuant to Section 3.03(a) on the date of such acceleration without the occurrence of a Sale Transaction and without giving effect to any exceptions contained in Section 3.03(d), and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of fees, expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees due and payable under any of the other Loan Documents; fourth, to any other Secured Obligations; and, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Article XI
THE AGENTS
Section 1.058Appointment; Powers. Each of the Lenders hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto and the Administrative Agent hereby accepts such appointment. Each Lender and the Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting the Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.
Section 1.059Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, shall not have any duty to disclose, and shall

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not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be deemed to have notice or knowledge of any Default or Event of Default unless and until the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default,” and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto. Notwithstanding anything herein to the contrary, the Administrative Agent (i) shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, any determination by the Administrative Agent that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender, and (ii) shall not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Institutions and will not have any liability with respect to any assignment or participation made to a Disqualified Institution, it being further understood and agreed that the Administrative Agent will be authorized to disclose the list of Disqualified Institutions to the Lenders and the Lenders will be authorized to disclose such list, on a confidential basis, to potential assignees and participants.
Section 1.060Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by any other Loan Document that it is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action, including any action to be taken pursuant to any Account Control Agreements and any landlord agreements or waivers. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent (other than the Administrative Agent) shall have any obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument

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referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction); provided that no action taken or not taken by an Agent with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.03. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Anything herein to the contrary notwithstanding, whenever reference is made in this Agreement or any other Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agents or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agents hereunder or thereunder, it is understood that in all cases the Agents shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02). Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of an Agent, such Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Agents will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Agents will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative Agent in good faith. Notwithstanding anything to the contrary herein or in any other Loan Document, in the event the Administrative Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Administrative Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Administrative Agent has determined that the Administrative Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any Hazardous Materials. The Administrative Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Borrower or the Lenders to be sufficient.
Section 1.061Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent as determined by a final nonappealable order of a court of competent jurisdiction. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 1.062Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding

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Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 1.063Resignation or Removal of Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ prior written notice to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default under Section 10.01(a) or (e) has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a trust company or bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Majority Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lender appoint a successor administrative agent, as provided for above. The Majority Lenders may remove any Administrative Agent upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Upon any such removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which such successor shall be consented to by the Borrower (such consent by the Borrower not to be unreasonably withheld, and with consent by Borrower not required during the continuance of an Event of Default under Section 10.01(a) or (e)). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the outgoing Administrative Agent, and the outgoing Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date 30 days following the Majority Lenders’ notice of removal of the Administrative Agent, the Administrative Agent’s removal shall nevertheless thereupon become effective and the Majority Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor administrative agent, as provided for above.
Section 1.064Agents as Lenders. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Section 1.065No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also

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acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.
Section 1.066Authority to Release Collateral and Liens. Each Lender hereby authorizes the Administrative Agent to (i) release any Collateral that is permitted to be sold or otherwise disposed of pursuant to the terms of the Loan Documents to a Person that is not a Credit Party, (ii) release any Guarantor from its Guarantee of the Secured Obligations if all of the Equity Interests of such Guarantor are sold or otherwise transferred to a Person or Persons none of which is (x) a Credit Party or (y) an Affiliate of a Credit Party, (iii) to the extent the property constituting such Collateral is owned by a Guarantor, release such Collateral upon the release of such Guarantor from its Guarantee of the Secured Obligations, and (iv) subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to any Lien permitted pursuant to the terms of this Agreement or the other Loan Documents or, if necessary to avoid a default or other adverse consequences under the agreements relating to such Lien permitted pursuant to this Agreement or the other Loan Documents, release any such Lien granted to or held by the Administrative Agent. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 to a Person that is not a Credit Party or is otherwise authorized by the terms of the Loan Documents as certified in writing to the Administrative Agent by a Responsible Officer of the Borrower. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to take any of the actions set forth in this Section 11.09.
Section 1.10The Agents. No Agent other than the Administrative Agent, shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder, if applicable.
Section 1.11Filing of Proofs of Claim. In case of any Event of Default under Section 10.01(e)(i) or Section 10.01(e)(ii) the Administrative Agent (regardless of whether the principal of any Loan shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower or any Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.04 and Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative

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Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.04 and Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains its right to file and prove a claim separately.

Section 11.12    Erroneous Payments.
(d)Each Lender hereby agrees that (i) if the Administrative Agent notifies any Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received) and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation a waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause shall be conclusive absent manifest error.
(c)Without limiting immediately preceding clause, each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that the Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, the Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received).
Article XII
MISCELLANEOUS
Section 1.067Notices.
(e)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be (i) delivered by hand or overnight courier service, (ii) mailed by

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certified or registered mail, (iii) sent by facsimile or (iv) delivered by e-mail or other electronic communications (subject to Section 12.01(b)), as follows:
(i)if to the Borrower, to it at:
8x8, Inc.
675 Creekside Way
Campbell, CA 95008
Attention: Samuel Wilson
Telephone: (669) 263-9821
E-mail: samuel.wilson@8x8.com

        with a copy to (which shall not constitute notice):

8x8, Inc.
675 Creekside Way
Campbell, CA 95008
E-mail: legal-notices@8x8.com
        and
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071-3144
Attention: Leila Sayegh
Email: leila.sayegh@skadden.com

(ii)if to the Administrative Agent, to it at:

Wilmington Savings Fund Society, FSB, as Administrative Agent
WSFS Bank Center
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Raye Goldsborough, Vice President
Telephone: 302-888-7580
E-mail: rgoldsborough@wsfsbank.com

with a copy (which shall not constitute notice) to:
Chapman and Cutler LLP
1270 Avenue of the Americas
New York, NY 10020
Attention: Bart Pisella
Telephone: 212-655-2525
E-mail: bpisella@chapman.com

(iii)if to any other Lender, in its capacity as such, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(a)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(b)Any party hereto or to any other Loan Document may change its address or facsimile number (or other electronic transmission address) for notices and other communications hereunder by notice to the other parties hereto or thereto, as appropriate. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 1.068Waivers; Amendments.
(f)No failure on the part of any Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.
(g)Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor (except as set forth herein or in any other Loan Document), release all or substantially all of the Collateral (other than as provided in Section 11.09) or, prior to an Event of Default pursuant to Section 10.01(e)(i) or Section 10.01(e)(ii), subordinate the Secured Obligations in right of payment or the Liens securing the Secured Obligations with respect to all or substantially all of the Collateral, without the written consent of each Lender, (vi) change any of the provisions of Section 10.02(c), this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, or (vii) change the description of the obligations secured or guaranteed by the Security Instruments or the priority of payments set forth in Section 10.02(c) without the written consent of each Lender adversely affected thereby; provided that the addition of a new secured obligation shall be deemed not to adversely affect any other secured party; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent, and (2) any amendment, waiver or modification of Section 9.18, Section 9.20 or Section 9.21 or any amendment, waiver or modification to the manner of computation of any financial ratio or Adjusted Cash EBITDA, in each case shall only require the consent of the Majority Lenders. Notwithstanding the foregoing, (A) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and (B) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the

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granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Secured Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender. This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Majority Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.
Section 1.069Expenses, Indemnity; Damage Waiver.
(a)The Borrower shall pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders (limited in the case of the reasonable and documented fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, one counsel for the Lenders, one additional local counsel in each applicable jurisdiction and reasonably necessary specialist counsel (and, in the case of an actual or perceived conflict of interest where the Administrative Agent or the Lenders affected by such conflict in good faith informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Persons taken as a whole)) and the reasonable and documented out-of-pocket travel, photocopy, mailing, courier, telephone and other similar expenses, in each case in connection with the negotiation, documentation and administration (after the execution hereof and including advice of counsel to the Administrative Agent and the Lenders as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket costs, expenses, Taxes (other than Excluded Taxes), assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent or any Lender (limited in the case of the reasonable and documented fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, one counsel for the Lenders, one additional local counsel in each applicable jurisdiction and reasonably necessary specialist counsel (and, in the case of an actual or perceived conflict of interest where the Administrative Agent or the Lenders affected by such conflict in good faith informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Persons taken as a whole)) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)THE BORROWER SHALL INDEMNIFY THE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY OUTSIDE COUNSEL FOR ANY INDEMNITEE (WHICH SHALL BE LIMITED TO ONE COUNSEL FOR THE ADMINISTRATIVE AGENT, ONE COUNSEL FOR ALL OTHER INDEMNITEES TAKEN AS A WHOLE, ONE ADDITIONAL LOCAL COUNSEL IN EACH APPLICABLE JURISDICTION AND REASONABLY NECESSARY SPECIALIST COUNSEL (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE ADMINISTRATIVE AGENT OR THE LENDERS AFFECTED BY SUCH CONFLICT IN GOOD FAITH INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEES TAKEN AS A WHOLE)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF

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THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vi) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (ix) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ITS RELATED PARTY, (Y) A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR A MATERIAL BREACH OF SUCH INDEMNITEE'S FUNDING OBLIGATIONS UNDER THIS AGREEMENT OR (Z) ANY DISPUTE SOLELY AMONG INDEMNITEES, OTHER THAN ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER PERSON IN ITS REPRESENTATIVE CAPACITY AS, OR FULFILING ITS ROLE AS, AN AGENT, ARRANGER OR SIMILAR ROLE UNDER THE LOAN DOCUMENTS. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING FROM ANY NON-TAX CLAIM.

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(c)To the extent that the Borrower fails to timely pay any amount required to be paid by it to any Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s share of the outstanding aggregate principal amount of the Loans at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.
(d)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
Section 1.070Successors and Assigns.
(h)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign nor otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(i)
(i)Subject to the conditions set forth in Section 12.04(b)(iii), any Lender may assign to one or more assignees (unless an Event of Default under Section 10.01(a) or (e) has occurred and is continuing, other than to any Defaulting Lender or Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of: (A) the Borrower, provided that (x) no consent of the Borrower shall be required (I) for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or (II) if an Event of Default under Section 10.01(a) or (e) has occurred and is continuing, any other assignee and (y) the Borrower shall be deemed to have consented to any such assignment (other than any assignment to a Defaulting Lender or Disqualified Institution) unless the Borrower shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or any assignment to an Affiliate of a Lender or an Approved Fund.
(ii)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of

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the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 10.01(a) or (e) has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable to the Administrative Agent by the assigning Lender of $3,500 (which fee shall not be payable in the case of an assignment permitted hereunder to a Lender an Affiliate of a Lender or an Approved Fund); (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information requested by the Administrative Agent or the Lenders to support compliance under Sanctions and Anti-Terrorism Laws, including that required by applicable regulatory authorities required under applicable “know your customer” rules and regulations, including the USA PATRIOT Act, and shall deliver notice of the Assignment and Assumption to the Borrower; and (E) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, any natural person, any Defaulting Lender, any Disqualified Institution or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons.
(iii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the date the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register pursuant to subsection (v) below the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement, other than any obligations that would survive the termination of this agreement, including those under Article XI and Section 12.11 (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c) (other than any such assignment or transfer to a Defaulting Lender or Disqualified Institution which shall be void, unless an Event of Default under Section 10.01(a) or (e) has occurred and is continuing).
(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable written prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), all documentation and other information reasonably requested by the Administrative Agent or the Lenders to support compliance under Sanctions and Anti-Terrorism Laws, including that required by applicable regulatory authorities required under applicable “know your customer” rules and regulations,

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including the USA PATRIOT Act, the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)Any Lender may sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Institution (unless an Event of Default under Section 10.01(a) or (e) has occurred and is continuing) or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 5.03(d) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. Subject to Section 12.04(c), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, and Section 5.03 (subject to the requirements under Section 5.03(f), it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to receive a greater payment under Section 5.01 or Section 5.03 results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank

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having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest, or the exercise of any remedy in connection therewith, shall (i) release a Lender from any of its obligations hereunder, (ii) substitute any such pledgee or assignee for such Lender as a party hereto, or (iii) waive any of the requirements as to a permitted assignee contained in Section 12.04(b).
Section 1.071Survival; Revival; Reinstatement.
(j)All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.03, Section 12.03 and Section 12.11 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(k)To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.
Section 1.072Counterparts; Integration; Effectiveness.
(g)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(h)THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY FEE LETTER WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(i)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

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(j)The words “execution”, “signed” and “signature” and words of like import in this Agreement, the other Loan Documents or in any other certificate, agreement or document related to this Agreement (to the extent not prohibited under governing documents) shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the full extent permitted by applicable Law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the UCC (collectively, “Signature Laws”). Each party hereto and thereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. The party using digital signatures and electronic methods agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications and/or documents to Agents, including without limitation the risk of Agents acting on unauthorized instructions, and the risk of interception and misuse by third parties. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other applicable Signature Laws due to the character or intended character of the writings.
Section 1.073Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 1.074Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held (other than in Excluded Accounts described in clause (b) of the definition thereof) and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Credit Party against any of and all the obligations of the Borrower or any other Credit Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 1.075Governing Law; Jurisdiction; Consent to Service of Process.
(l)This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of NEW YORK.
(m)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

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(n)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY PERSONAL SERVICE WITHIN OR OUTSIDE THE STATE OF NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(o)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.09(d)(ii) SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 1.10Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 1.11Confidentiality. Each of the Agents and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, limited partners, investors, prospective investors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided however that the Borrower shall, to the extent permitted by applicable law, be given prior written notice thereof, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, subject to an agreement containing provisions substantially the same as those of this Section 12.11 (it being understood that no such disclosure may be made to any Disqualified Institution, unless an Event of Default under Section 10.01(a) or (e) has occurred and is continuing), (g) [reserved], (h) with the consent of any Credit Party or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than a Credit Party not known by them to be subject to disclosure restrictions. For the purposes of this Section 12.11, “Information” means all information received from a Credit Party relating to any Credit Party and its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party and other than information pertaining to this Agreement routinely provided by arrangers to data service

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providers, including league table providers, that serve the lending industry so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise agreed to in writing by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. This Section 12.11 shall survive the termination of this Agreement.
Section 1.12Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest that would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section 1.13Exculpation Provisions. THE BORROWER SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT IT HAS RECEIVED THE ADVICE OF ITS ATTORNEYS (WHICH MAY BE IN-HOUSE COUNSEL) IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY RESULT, SUBJECT TO THE TERMS HEREOF AND THEREOF AND APPLICABLE LAW, IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. THE BORROWER AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR

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ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT IT HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 1.14No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent or any Lender for any reason whatsoever. Except as provided in Section 12.03(b), there are no third party beneficiaries.
Section 1.15US Patriot Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and the Administrative Agent to identify the Borrower in accordance with the Patriot Act.
Section 1.16Marketing Consent. With the prior written consent of the Borrower, the Borrower hereby authorizes Administrative Agent and its affiliates (collectively, the “Agent Parties”), at their respective sole expense, to include the Borrower’s name and logo in advertising slicks posted on its internet site, in pitchbooks or sent in mailings to prospective customers, in each case after the Effective Date. Any authorization by Borrower with respect to the foregoing shall remain in effect unless the Borrower notifies Administrative Agent in writing that such authorization is revoked.
Section 1.17Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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Section 1.18No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Article XIII
LOAN GUARANTY
Section 1.076Guaranty. Each Guarantor, if any, hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations. Each Guarantor further agrees that its Secured Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
Section 1.077Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Administrative Agent or any Lender to sue Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Secured Obligations (with respect to any Secured Obligations, each an "Obligated Party"), to enforce its payment against any collateral securing all or any part of the Secured Obligations and waives the benefits of division and discussion.
Section 1.078No Discharge or Diminishment of Loan Guaranty.
(f)Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Secured Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Secured Obligations; (iii) any insolvency, bankruptcy, arrangement, winding up reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

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(g)The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Secured Obligations or otherwise, or any provision of applicable Governmental Requirement purporting to prohibit payment by any Obligated Party, of the Secured Obligations or any part thereof.
(h)Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Secured Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Secured Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of Borrower for all or any part of the Secured Obligations or any obligations of any other guarantor of or other Person liable for any of the Secured Obligations; (iv) any action or failure to act by Administrative Agent or any Lender with respect to any collateral securing any part of the Secured Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Secured Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
Section 1.079Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of Borrower or any Guarantor or the unenforceability of all or any part of the Secured Obligations from any cause, or the cessation from any cause of the liability of Borrower or any Guarantor. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Secured Obligations, compromise or adjust any part of the Secured Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Secured Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
Section 1.080Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Credit Parties have fully performed all their obligations (other than unasserted indemnification and expense claims) to Administrative Agent and Lenders, including the final payment in full in cash of the Secured Obligations and termination of the Commitments.
Section 1.081Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Secured Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, arrangement or reorganization of Borrower, each Guarantor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Secured Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Secured Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Administrative Agent or the Lenders.
Section 1.082Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of Administrative Agent or

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any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
Section 1.083Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state, federal or bankruptcy, insolvency, arrangement, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor's "Maximum Liability"). This Section 13.08 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section 13.08 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the applicable Secured Parties hereunder, provided, that nothing in this sentence shall be construed to increase any Guarantor's obligations hereunder beyond its Maximum Liability. Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article XIII to the contrary) shall limit the liability of Borrower in respect of all of the Secured Obligations under the Loan Documents.
Section 1.084Contribution. In the event any Guarantor (a "Paying Guarantor") shall make any payment or payments under this Loan Guaranty in respect of the Secured Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Guarantor Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XIII, each Non-Paying Guarantor's "Guarantor Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor's several liability for the entire amount of the Secured Obligations (up to such Guarantor's Maximum Liability). This provision is for the benefit of the Administrative Agent, the Lenders, the Borrower and the other Credit Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
Section 1.10Liability Cumulative. The liability of each applicable Credit Party as a Guarantor under this Article XIII is in addition to and shall be cumulative with all liabilities of each such Credit Party to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any obligations or liabilities of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
BORROWER:
8X8, INC.,
a Delaware corporation
By:    /s/ Samuel Wilson
Name: Samuel Wilson
Title: Chief Financial Officer

GUARANTORS:
FUZE, INC.,
a Delaware corporation
By:    /s/ Samuel Wilson
Name: Samuel Wilson
Title: Treasurer

8X8 INTERNATIONAL HOLDING CO.,
a Delaware corporation
By:    /s/ Samuel Wilson
Name: Samuel Wilson
Title: Chief Financial Officer

EGHT – Term Loan Credit Agreement

ADMINISTRATIVE AGENT:
WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent
By:    /s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

EGHT – Term Loan Credit Agreement

LENDERS:
FP Credit Partners II AIV, L.P., as a Lender

By: FP Credit Partners GP II, L.P., its General Partner

By: FP Credit Partners GP II Management, LLC, its General Partner

By:    /s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Managing Director
FP Credit Partners Phoenix II AIV, L.P., as a Lender

By: FP Credit Partners GP II, L.P., its General Partner

By: FP Credit Partners GP II Management, LLC, its General Partner

By:    /s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Managing Director

FP Credit Partners AIV, L.P., as a Lender

By: FP Credit Partners GP, L.P., its General Partner

By: FP Credit Partners GP Management, LLC, its General Partner

By:    /s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Managing Director

FP Credit Partners Phoenix AIV, L.P., as a Lender

By: FP Credit Partners GP, L.P., its General Partner

By: FP Credit Partners GP Management, LLC, its General Partner

EGHT – Term Loan Credit Agreement

By:    /s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Managing Director
EGHT – Term Loan Credit Agreement

ANNEX I
MAXIMUM CREDIT AMOUNT

Name of Lender	Effective Date Commitment Amount	Maximum Credit Amount
FP Credit Partners AIV II, L.P.	$190,741,573.03	$190,741,573.03
FP Credit Partners Phoenix AIV II, L.P.	$9,258,426.97	$9,258,426.97
FP Credit Partners AIV, L.P.	$41,547,835.14	$41,547,835.14
FP Credit Partners Phoenix AIV, L.P.	$8,452,164.86	$8,452,164.86
Total:	$250,000,000	$250,000,000

Annex I to Term Loan Credit Agreement
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